Exhibit 4.2

The Goodyear Tire & Rubber Company

9.500% Senior Notes due 2025

SEVENTH

SUPPLEMENTAL

INDENTURE

Dated as of May 18, 2020

TO THE INDENTURE

Dated as of August 13, 2010

Wells Fargo Bank, N.A.,

as Trustee

CROSS-REFERENCE TABLE

TIA Section	Supplemental Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	11.03
(c)	11.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06
(c)	11.02
(d)	7.06
314(a)	4.02; 4.13; 11.02
(b)	N.A.
(c)(1)	11.04
(c)(2)	11.04
(c)(3)	N.A.
(d)	N.A.
(e)	11.05
(f)	4.14
315(a)	7.01
(b)	7.05; 11.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(last sentence)	11.06
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	11.01

N.A. means Not Applicable.

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Supplemental Indenture.

i

Appendix A		Provisions Relating to Notes

Exhibit 1	–	Form of Note

Exhibit 2	–	Form of Supplemental Indenture

SEVENTH SUPPLEMENTAL INDENTURE dated as of May 18, 2020 to the Indenture dated as of August 13, 2010, among The Goodyear Tire & Rubber Company, an Ohio corporation, the Subsidiary Guarantors listed on the signature pages hereto and Wells Fargo Bank, N.A., a national banking association, as Trustee.

WHEREAS, the Company and the Subsidiary Guarantors have executed and delivered to the Trustee the Base Indenture providing for the issuance from time to time of one or more series of the Securities;

WHEREAS, Section 9.01 of the Base Indenture provides for the Company, the Subsidiary Guarantors and the Trustee to enter into a supplemental indenture to the Base Indenture without notice to or the consent of any Holders to establish the forms or terms of Securities of any series issued thereunder as permitted by Section 2.01 and Section 2.02 of the Base Indenture;

WHEREAS, pursuant to Section 2.02 of the Base Indenture, the Company wishes to provide for the issuance of the 9.500% Senior Notes due 2025, the forms and terms of such Notes and the terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes and the Subsidiary Guarantees, when the Notes are executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company and the Subsidiary Guarantors, have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

Application of Supplemental Indenture and Creation of Notes;

Definitions and Incorporation by Reference

SECTION 1.01. Application of this Supplemental Indenture. Notwithstanding any other provision of this Supplemental Indenture, the provisions of this Supplemental Indenture, including as provided in Section 1.02, and any amendments or modifications to the terms of the Base Indenture made herein, are expressly and solely for the benefit of the Holders (and not for the benefit of any other series of Securities). The Notes constitute a series of Securities as provided in Section 2.01 of the Base Indenture. Unless otherwise expressly specified, references in this Supplemental

Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture, and not the Base Indenture or any other document. All the Notes issued under this Supplemental Indenture shall be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase.

SECTION 1.02. Effect of Supplemental Indenture. With respect to the Notes only, the Base Indenture shall be supplemented pursuant to Section 9.01 thereof to establish the terms of the Notes as set forth in this Supplemental Indenture, including as follows:

(a) Definitions. The definitions and other provisions of general application set forth in Article 1 of the Base Indenture are deleted and replaced in their entirety by the provisions of Sections 1.03, 1.04, 1.05 and 1.06 of this Supplemental Indenture;

(b) The Notes. The provisions of Article 2 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 2 of this Supplemental Indenture;

(c) Redemption. The provisions of Article 3 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 3 of this Supplemental Indenture;

(d) Covenants. The provisions of Article 4 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 4 of this Supplemental Indenture;

(e) Successors. The provisions of Article 5 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 5 of this Supplemental Indenture;

(f) Defaults and Remedies. The provisions of Article 6 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 6 of this Supplemental Indenture;

(g) Trustee. The provisions of Article 7 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 7 of this Supplemental Indenture;

(h) Discharge of Indenture; Defeasance. The provisions of Article 8 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 8 of this Supplemental Indenture;

(i) Amendments. The provisions of Article 9 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 9 of this Supplemental Indenture;

(j) Subsidiary Guarantors. The provisions of Article 10 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 10 of this Supplemental Indenture; and

(k) Miscellaneous. The provisions of Article 11 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 11 of this Supplemental Indenture.

To the extent that the provisions of this Supplemental Indenture (including those referred to in clauses (a) through (k) above) conflict with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling solely with respect to the Notes.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

SECTION 1.03. Definitions. For all purposes of this Supplemental Indenture, the following terms shall have the following meanings:

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

“Additional Notes” means Notes issued under this Supplemental Indenture after the Closing Date and in compliance with Sections 2.13, 4.03 and 4.09, it being understood that any Notes issued in exchange for or replacement of any Note issued on the Closing Date shall not be an Additional Note.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Section 4.06 and Section 4.07 only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Applicable Procedures” means, with respect to any payment, tender, redemption, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of DTC that apply to such payment, tender, redemption, transfer or exchange.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of sales, leases, transfers or dispositions that are part of a common plan) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)

any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B)	for purposes of Section 4.06 only, a disposition subject to Section 4.04;

(C)	a disposition of assets with a Fair Market Value of less than $20,000,000;

(D)

a transfer of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) to a Receivables Entity;

(E)

a transfer of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction; and

(F)	a disposition of all or substantially all the Company’s assets (as determined on a Consolidated basis) in accordance with Section 5.01.

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction that does not result in a Finance Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:

(1)

the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated), and

(2)	the Attributable Debt determined assuming no such termination.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1)

the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Bank Indebtedness” means all obligations under the U.S. Bank Indebtedness and European Bank Indebtedness.

“Base Indenture” means the Indenture, dated as of August 13, 2010, as amended or supplemented from time to time, among the Company, the Subsidiary Guarantors and the Trustee.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of the board of directors of the Company.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (however designated) in equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following:

(1)

any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)	the sale of all or substantially all the assets of the Company (as determined on a Consolidated basis) to another Person (other than to the Company and/or one or more of its Subsidiaries).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Closing Date” means May 18, 2020.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means The Goodyear Tire & Rubber Company, an Ohio corporation, until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained herein and required by the TIA, each other obligor on the indenture securities.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(1)

the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements have been filed with the SEC to

(2)	Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

(A)

if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(B)

if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(C)

if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(D)

if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(E)

if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, Asset Disposition or other Investment, the amount of income, EBITDA or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible Financial Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X, as it may be amended or replaced from time to time, promulgated by the SEC.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months). If any Indebtedness is Incurred or repaid under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1)

interest expense attributable to Finance Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction that does not result in a Finance Lease Obligation;

(2)	amortization of debt discount and debt issuance costs;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing;

(6)

interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and such Indebtedness is in default under its terms or any payment is actually made in respect of such Guarantee;

(7)	net payments made pursuant to Hedging Obligations in respect of interest expense (including amortization of fees);

(8)

dividends paid in cash or Disqualified Stock in respect of (A) all Preferred Stock of Restricted Subsidiaries and (B) all Disqualified Stock of the Company, in each case held by Persons other than the Company or a Restricted Subsidiary;

(9)	interest Incurred in connection with investments in discontinued operations; and

(10)

the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust;

and less, to the extent included in such total interest expense, the amortization during such period of capitalized financing costs; provided, however, that, for any financing consummated after the Closing Date, the aggregate amount of amortization relating to any such capitalized financing costs in respect of any such financing that is deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of such financing.

“Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)

subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

(B)

the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)	any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

(3)

any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (but, in the case of any Foreign Subsidiary, only to the extent cash equal to such net income (or a portion thereof) for such period is not readily procurable by the Company from such Foreign Subsidiary (with the amount of cash readily procurable from such Foreign Subsidiary being determined in good faith by a Financial Officer of the Company) pursuant to intercompany loans, repurchases of Capital Stock or otherwise), except that:

(A)

subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

(B)	the net loss of any such Restricted Subsidiary for such period shall not be excluded in determining such Consolidated Net Income;

(4)

any gain (or loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5)	any extraordinary gain or loss; and

(6)	the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purpose of Section 4.04 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 4.04(a)(3)(iv).

“Consolidated Net Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate principal amount of all outstanding Indebtedness of the Company and its Consolidated Restricted Subsidiaries (but excluding any Attributable Debt and Hedging Obligations (and Guarantees thereof)), minus (b) the aggregate amount of cash and Temporary Cash Investments held at such time by the Company and its Consolidated Restricted Subsidiaries.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Net Indebtedness to (2) EBITDA for the period of the most recent four consecutive fiscal quarters ending on or prior to the date of such determination for which financial statements have been filed with the SEC, with such pro forma adjustments to the Consolidated Net Leverage Ratio as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio”.

“Consolidation” means, unless the context otherwise requires, the consolidation of (1) in the case of the Company, the accounts of each of the Restricted Subsidiaries with those of the Company and (2) in the case of a Restricted Subsidiary, the accounts of each Subsidiary of such Restricted Subsidiary that is a Restricted Subsidiary with those of such Restricted Subsidiary, in each case in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Credit Agreements” means the U.S. Credit Agreements and the European Credit Agreement.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated by the Company as Designated Non-cash Consideration, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration, which cash and cash equivalents shall be considered Net Available Cash received as of such date and shall be applied pursuant to Section 4.06.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)

is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3)	is redeemable at the option of the holder thereof, in whole or in part;

in the case of each of clauses (1), (2) and (3), on or prior to 180 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to the date that is 180 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable in any material respect to the holders of such Capital Stock than the provisions of Section 4.06 and Section 4.08; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, retirement, death or disability.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Supplemental Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“DTC” means The Depository Trust Company, its nominees and their respective successors.

“EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1)	income tax expense of the Company and its Consolidated Restricted Subsidiaries;

(2)	Consolidated Interest Expense;

(3)	depreciation expense of the Company and its Consolidated Restricted Subsidiaries;

(4)	amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and

(5)

all other non-cash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income of the Company and its Consolidated Restricted Subsidiaries in each case for such period (other than normal accruals in the ordinary course of business).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if (A) a corresponding amount would be permitted at the date of determination to be paid as a dividend to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders or (B) in the case of any Foreign Subsidiary, a corresponding amount of cash is readily procurable by the Company from such Foreign Subsidiary (as determined in good faith by a Financial Officer of the Company) pursuant to intercompany loans, repurchases of Capital Stock or otherwise, provided that to the extent cash of such Foreign Subsidiary provided the basis for including the net income of such Foreign Subsidiary in Consolidated Net Income pursuant to clause (3) of the definition of “Consolidated Net Income”, such cash shall not be taken into account for the purposes of determining readily procurable cash under this clause (B).

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company.

“Euro Equivalent” means with respect to any monetary amount in a currency other than euros, at any time of determination thereof, the amount of euros obtained by converting such foreign currency involved in such computation into euros at the spot rate for the purchase of euros with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“European Bank Indebtedness” means any and all amounts payable under or in respect of the European Credit Agreement and any Refinancing Indebtedness with respect thereto or with respect to such Refinancing Indebtedness, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations and all other amounts payable thereunder or in respect thereof.

“European Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated as of March 27, 2019, among the Company, Goodyear Europe B.V., Goodyear Dunlop Tires Germany GmbH, Goodyear Dunlop Tires Operations S.A., the lenders party thereto, J.P. Morgan Europe Limited, as Administrative Agent, and JPMorgan Chase Bank, N.A., as Collateral Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of this Supplemental Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of the Notes at the time outstanding).

“European Union” means the European Union, including the countries of Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain and Sweden, but not including any country which becomes a member of the European Union after the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction as such price is, unless specified otherwise in this Supplemental Indenture, determined in good faith by a Financial Officer of the Company or by the Board of Directors.

“Finance Lease Obligations” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Financial Officer” means the Chief Financial Officer, the Treasurer, any Assistant Treasurer or the Chief Accounting Officer of the Company, or any Senior Vice President or higher ranking executive to whom any of the foregoing report.

“Fitch” means Fitch Ratings, Inc., and any successor thereto.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia, other than Goodyear Canada.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2)	statements and pronouncements of the Financial Accounting Standards Board,

(3)	such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4)

the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in this Supplemental Indenture shall be computed in conformity with GAAP.

“Goodyear Canada” means Goodyear Canada Inc., an Ontario corporation, and its successors and permitted assigns.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” means any Person Guaranteeing any obligation.

“Guaranteed Obligations” means the principal of and interest, if any, on the Notes when due, whether at Stated Maturity, by acceleration or otherwise, and all other obligations, monetary or otherwise, of the Company under this Supplemental Indenture and the Notes (including expenses and indemnification).

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or raw materials hedge agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)

all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions securing obligations (other than obligations described in clauses (1), (2) and (5)) entered into in the ordinary course of business of such Person to the extent such letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction);

(4)

all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5)	all Finance Lease Obligations and all Attributable Debt of such Person;

(6)

the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued and unpaid dividends);

(7)

all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A)	the Fair Market Value of such asset at such date of determination, and

(B)	the amount of such Indebtedness of such other Persons;

(8)	Hedging Obligations of such Person; and

(9)

all obligations of the type referred to in clauses (1) through (8) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” shall exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Indenture” means the Base Indenture, dated as of August 13, 2010, as amended or supplemented from time to time, together with this Supplemental Indenture, as amended or supplemented from time to time, among the Company, the Subsidiary Guarantors and the Trustee.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(1)

“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A)	the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(B)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

In the event that the Company sells Capital Stock of a Restricted Subsidiary such that after giving effect to such sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any Investment in such Person remaining after giving effect to such sale shall be deemed to constitute an Investment made on the date of such sale of Capital Stock.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by Standard & Poor’s and BBB- (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.

“Legal Holiday” means a Saturday, Sunday or other day on which the Trustee or banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, in each case only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)

all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)

all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)

appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition (but only for so long as such reserve is maintained).

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Notes” means the 9.500% Senior Notes due 2025 issued pursuant to this Supplemental Indenture.

“Obligations” means with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of a Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who may be an employee of or counsel to the Company or a Subsidiary Guarantor, or other counsel who is acceptable to the Trustee.

“Permitted Business” means any business engaged in by the Company or any Restricted Subsidiary on the Closing Date and any Related Business.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)

another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3)	Temporary Cash Investments;

(4)

receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)

payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans and advances to officers and employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(7)

stock, obligations or securities received in settlement of disputes with customers or suppliers or debts (including pursuant to any plan of reorganization or similar arrangement upon insolvency of a debtor) created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with Section 4.06;

(9)

a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided, however, that any Investment in a Receivables Entity is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(10)

any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)	any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under Section 4.03;

(12)

any Person to the extent such Investment in such Person existed on the Closing Date and any Investment that replaces, refinances or refunds such an Investment; provided that the new Investment is in an amount that does not exceed that amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

(13)	advances to, and Guarantees for the benefit of, customers, dealers, lessees, lessors or suppliers made in the ordinary course of business and consistent with past practice;

(14)

any Person to the extent that such Investment consists of a minority equity or debt Investment by the Company or a Restricted Subsidiary for the purpose of funding the development of future mobility solutions (including in companies involved in connected mobility, autonomous vehicles, electric vehicles, new materials, aero vehicles, mass transport, infrastructure and energy technologies); provided that the aggregate amount of all such Investments at any time outstanding does not exceed $100,000,000; and

(15)

any Person to the extent such Investment, when taken together with all other Investments made pursuant to this clause (15) and then outstanding on the date such Investment is made, does not exceed the greater of

(A) the sum of (i) $500,000,000 and (ii) any amounts under Section 4.04(a)(3)(iv)(x) that were excluded by operation of the proviso in Section 4.04(a)(3)(iv) and which excluded amounts are not otherwise included in Consolidated Net Income or intended to be permitted under any of clauses (1) through (14) of this definition and (B) 5.0% of Consolidated assets of the Company as of the end of the most recent fiscal quarter for which financial statements of the Company have been filed with the SEC.

“Permitted Liens” means, with respect to any Person:

(1)	Liens to secure Indebtedness permitted pursuant to Section 4.03(b)(1);

(2)	Liens to secure Indebtedness permitted pursuant to Sections 4.03(b)(11) and 4.03(b)(12);

(3)

pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(4)

Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(5)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(6)

Liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit, bank guarantees, bankers’ acceptances and similar credit transactions do not constitute Indebtedness;

(7)

survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8)

Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person (including Indebtedness Incurred under Section 4.03(b)(6)); provided, however, that the Lien may not extend to any other property (other than property related to the property being financed) owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(9)	Liens existing on the Closing Date (other than Liens referred to in the foregoing clause (1));

(10)

Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Subsidiaries, except pursuant to after-acquired property clauses existing in the applicable agreements at the time such Person becomes a Subsidiary which do not extend to property transferred to such Person by the Company or a Restricted Subsidiary;

(11)

Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Subsidiaries;

(12)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(13)	Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under this Supplemental Indenture;

(14)	Liens on assets of Foreign Subsidiaries securing Indebtedness Incurred under Section 4.03(b)(10);

(15)

Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (8), (9), (10) and (11); provided, however, that:

(A)	such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof), and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i)

the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (8), (9), (10) or (11) hereof at the time the original Lien became a Permitted Lien under this Supplemental Indenture; and

(ii)	an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(16)	Liens on accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction;

(17)

judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(18)	Liens arising from uniform commercial code financing statement filings regarding leases that do not otherwise constitute Indebtedness and that are entered into in the ordinary course of business;

(19)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries;

(20)

Liens which constitute bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract;

(21)

Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(22)

Liens on specific items of inventory or other goods and related documentation (and proceeds thereof) securing reimbursement obligations in respect of trade letters of credit issued to ensure payment of the purchase price for such items of inventory or other goods;

(23)

Liens on assets subject to Sale/Leaseback Transactions; provided that the aggregate outstanding Attributable Debt in respect of such Liens (other than any such Liens imposed against all or a portion of the Company’s properties in Akron, Summit County, Ohio subject to a Sale/Leaseback Transaction) shall not at any time exceed $125,000,000; and

(24)

other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this clause (24) does not exceed 7.5% of Consolidated assets of the Company, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC; provided, however, notwithstanding whether this clause (24) would otherwise be available to secure Indebtedness, Liens securing Indebtedness originally secured pursuant to this clause (24) may secure Refinancing Indebtedness in respect of such Indebtedness and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (24).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Prospectus” means the Prospectus, dated May 13, 2020, as supplemented by the Prospectus Supplement, dated May 13, 2020, with respect to the Notes, as supplemented or amended and including all documents incorporated by reference therein.

“Purchase Money Indebtedness” means Indebtedness:

(1)

consisting of the deferred purchase price of property, plant or equipment, conditional purchase obligations, obligations under any title retention agreement and other obligations Incurred in connection with the acquisition, construction or improvement of such asset, in each case where the amount of such Indebtedness does not exceed the greater of (A) the cost of the asset being financed and (B) the Fair Market Value of such asset; and

(2)	Incurred to finance such acquisition, construction or improvement by the Company or a Restricted Subsidiary of such asset;

provided, however, that such Indebtedness is Incurred within 180 days after such acquisition or the completion of such construction or improvement.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Entity in connection with a Qualified Receivables Transaction, which note

(1)	shall be repaid from cash available to the Receivables Entity, other than

(A)	amounts required to be established as reserves;

(B)	amounts paid to investors in respect of interest;

(C)	principal and other amounts owing to such investors; and

(D)	amounts paid in connection with the purchase of newly generated receivables, and

(2)	may be subordinated to the payments described in clause (1).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(1)	a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries), or

(2)	any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by a Financial Officer of the Company).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure Bank Indebtedness shall not be deemed a Qualified Receivables Transaction.

“Rating Agency” means Moody’s, Standard & Poor’s and Fitch or, if any one or more of Moody’s, Standard & Poor’s or Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for any one or more of Moody’s, Standard & Poor’s or Fitch, as the case may be.

“Rating Event” means:

(1)

if the Notes are rated below an Investment Grade Rating by each of the three Rating Agencies on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period (and/or cease to be rated) by at least two of the Rating Agencies on any date during the Trigger Period;

(2)

if the Notes are rated an Investment Grade Rating by each of the three Rating Agencies on the first day of the Trigger Period, the Notes are downgraded to below an Investment Grade Rating (i.e., below BBB- or Baa3) (and/or cease to be rated) by at least two of the Rating Agencies on any date during the Trigger Period; or

(3)

if the Notes are not rated an Investment Grade Rating by each of the three Rating Agencies and are not rated below an Investment Grade Rating by each of the three Rating Agencies, in each case on the first day of the Trigger Period, and with respect to at least two of the Rating Agencies:

(A)

if the Notes are rated an Investment Grade Rating by such Rating Agency on the first day of the Trigger Period, the Notes are downgraded to below an Investment Grade Rating (i.e., below BBB- or Baa3) (and/or cease to be rated) by such Rating Agency on any date during the Trigger Period, and

(B)

if the Notes are not rated an Investment Grade Rating by such Rating Agency on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period (and/or cease to be rated) by such Rating Agency on any date during the Trigger Period;

provided that a Rating Event otherwise arising by virtue of a particular downgrade in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Company that the reduction was the result of the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event); provided, further, that, for purposes of clauses (1), (2) and (3) above, (i) in the event that one Rating Agency does not provide a rating of the Notes on the first day of the Trigger Period, such absence of rating shall not be treated as a downgrade in the rating of the Notes by such Rating Agency and shall instead be treated as an Investment Grade Rating of the Notes by such Rating Agency that is not downgraded during the Trigger Period and (ii) in the event that more than one Rating Agency does not provide a rating of the Notes on the first day of the Trigger Period, such absence of rating shall be treated as both a downgrade in the rating of the Notes by at least one rating category by such Rating Agencies and a downgrade that results in the Notes no longer having an Investment Grade Rating by such Rating Agencies for purposes of clauses (1), (2) and (3) above and shall not be subject to the immediately preceding proviso.

“Receivables Entity” means a (a) Wholly Owned Subsidiary of the Company which is designated by the Board of Directors (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with the Company or a Subsidiary of the Company which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(A)

is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(B)	is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(C)

subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)

which is not an Affiliate of the Company or with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3)

to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by furnishing to the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Reference Date” means May 11, 2009.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with this Supplemental Indenture (including Indebtedness of the Company or any Restricted Subsidiary that Refinances Refinancing Indebtedness); provided, however, that:

(1)	the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

(3)

such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding (or that would be outstanding if the entire committed amount of any credit facility being Refinanced were fully drawn (other than any such amount that would have been prohibited from being drawn pursuant to Section 4.03)) (plus fees and expenses, including any premium and defeasance costs), and

(4)

if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

(A)	Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company, or

(B)	Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business reasonably related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the Closing Date.

“Restricted Payment” in respect of any Person means:

(1)

the declaration or payment of any dividend, any distribution on or in respect of its Capital Stock or any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) to the direct or indirect holders of its Capital Stock in their capacity as such, except (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or, in the case of a Restricted Subsidiary, Preferred Stock) and (B) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has Capital Stock held by Persons other than the Company or other Restricted Subsidiaries, to such other Persons on no more than a pro rata basis),

(2)

the purchase, repurchase, redemption, retirement or other acquisition (“Purchase”) for value of any Capital Stock of the Company held by any Person (other than Capital Stock held by the Company or a Restricted Subsidiary) or any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than Capital Stock held by a Restricted Subsidiary) (other than in exchange for Capital Stock of the Company that is not Disqualified Stock),

(3)

the Purchase for value, prior to scheduled maturity, any scheduled repayment or any scheduled sinking fund payment, of any Subordinated Obligations (other than the Purchase for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such Purchase), or

(4)	any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property, plant or equipment now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than (i) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or (ii) any such transaction entered into with respect to any property, plant or equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant or equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant or equipment), as the case may be, to finance the cost of such property, plant or equipment or such improvements, as the case may be.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien. “Secured Indebtedness” of a Subsidiary has a correlative meaning.

“Securities” means the securities issued under the Base Indenture.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Indebtedness” of the Company or any Subsidiary Guarantor, as the case may be, means the principal of, premium (if any) and accrued and unpaid interest, if any, on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Subsidiary Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness, the Notes (in the case of the Company), the Subsidiary Guarantees (in the case of the Subsidiary Guarantors) and all other Indebtedness of the Company or any Subsidiary Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company or any Subsidiary Guarantor shall not include:

(1)	any obligation of the Company to any Subsidiary of the Company or any obligation of such Subsidiary Guarantor to the Company or any other Subsidiary of the Company, as applicable;

(2)	any liability for Federal, state, local or other taxes owed or owing by the Company or such Subsidiary Guarantor, as applicable;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(4)

any Indebtedness or obligation (and any accrued and unpaid interest in respect thereof) of the Company or such Subsidiary Guarantor, as applicable, that by its terms is subordinate or junior in right of payment to any other Indebtedness or obligation of the Company or such Subsidiary Guarantor, as applicable, including any Subordinated Obligations of the Company or such Subsidiary Guarantor, as applicable;

(5)	any obligations with respect to any Capital Stock; or

(6)	any Indebtedness Incurred in violation of this Supplemental Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means S&P Global Ratings, an S&P Financial Services LLC business, and any successor thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which, taken as a whole, are customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that by its terms is subordinate or junior in right of payment to the Notes. “Subordinated Obligation” of a Subsidiary Guarantor has a correlative meaning.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1)	such Person,

(2)	such Person and one or more Subsidiaries of such Person or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means each Guarantee of the Obligations with respect to the Notes issued by a Subsidiary of the Company pursuant to the terms of this Supplemental Indenture.

“Subsidiary Guarantor” means any Subsidiary that has issued a Subsidiary Guarantee.

“Supplemental Indenture” means this Seventh Supplemental Indenture, dated as of May 18, 2020, as amended or supplemented from time to time, among the Company, the Subsidiary Guarantors and the Trustee.

“Temporary Cash Investments” means any of the following:

(1)

direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, the United Kingdom or a member state of the European Union (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such sovereign), in each case maturing within one year from the date of acquisition thereof;

(2)

investments in commercial paper maturing within 270 days from the date of acquisition thereof, and having, at such date of acquisition, not less than two of the following ratings: P2 or higher from Moody’s, A2 or higher from Standard & Poor’s and F2 or higher from Fitch;

(3)

investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof and issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any commercial bank organized under the laws of the United States of America or any state thereof, the United Kingdom or a member state of the European Union which has (i) not less than two of the following short-term deposit ratings: P1 from Moody’s, A1 from Standard & Poor’s and F1 from Fitch, and (ii) a combined capital and surplus and undivided profits of not less than $500,000,000;

(4)

fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution described in clause (3) above;

(5)	money market funds that:

(A)	comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940,

(B)	have not less than two of the following ratings: Aaa from Moody’s, AAA from Standard & Poor’s and AAA from Fitch, and

(C)	have portfolio assets of at least $3,000,000,000;

(6)

investments of the type and maturity described in clauses (2) through (5) of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies (and with respect to clause (5), are not required to comply with the Rule 2a-7 criteria);

(7)	investments of the type and maturity described in clause (3) in any obligor organized under the laws of a jurisdiction other than the United States that:

(A)

is a branch or subsidiary of a lender or the ultimate parent company of a lender under any of the Credit Agreements (but only if such lender meets the ratings and capital, surplus and undivided profits requirements of such clause (3)) or

(B)	carries a rating at least equivalent to the rating of the sovereign nation in which it is located; and

(8)	in the case of any Foreign Subsidiary,

(A)

marketable direct obligations issued or unconditionally guaranteed by the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation has not less than two of the following ratings: A2 or higher from Moody’s, A or higher from Standard & Poor’s and A or higher from Fitch or carries an equivalent rating from a comparable foreign rating agency, and

(B)

other investments of the type and maturity described in clause (3) in obligors organized under the laws of a jurisdiction other than the United States in any country in which such Foreign Subsidiary is located; provided that the investments permitted under this subclause (B) shall be made in amounts and jurisdictions consistent with the Company’s policies governing short-term investments.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the Closing Date.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trigger Period” means the period commencing on the first public announcement by the Company of the occurrence of a Change of Control or of the Company’s intention to effect a Change of Control and continuing until the end of the 60-day period following public notice of the occurrence of such Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters having direct responsibility for administering this Supplemental Indenture, and any other officer of the Trustee to whom a matter arising under this Supplemental Indenture may be referred.

“Trustee” means Wells Fargo Bank, N.A., a national banking association, until a successor replaces it and, thereafter, means the successor.

“2015 Euro Indenture” means the Indenture dated as of December 15, 2015 among Goodyear Dunlop Tires Europe B.V. (now known as Goodyear Europe B.V.), the Company, the subsidiary guarantors party thereto, Deutsche Trustee Company Limited, as trustee, Deutsche Bank AG, London Branch, as principal paying agent and transfer agent, and Deutsche Bank Luxembourg S.A., as registrar and Luxembourg paying agent and transfer agent.

“2015 Indenture” means the Base Indenture, as supplemented by the Fourth Supplemental Indenture dated as of November 5, 2015, among the Company, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

“2016 Indenture” means the Base Indenture, as supplemented by the Fifth Supplemental Indenture dated as of May 13, 2016, among the Company, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

“2017 Indenture” means the Base Indenture, as supplemented by the Sixth Supplemental Indenture dated as of March 7, 2017, among the Company, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(A)	the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

(B)	if such Subsidiary has total Consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)

(1) the Company could Incur $1.00 of additional Indebtedness under Section 4.03(a) or (2) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would be greater after giving effect to such designation than before such designation and

(y)	no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly furnishing to the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Bank Indebtedness” means any and all amounts payable under or in respect of the U.S. Credit Agreements and any Refinancing Indebtedness with respect thereto or with respect to such Refinancing Indebtedness, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations and all other amounts payable thereunder or in respect thereof.

“U.S. Credit Agreements” means (i) the Amended and Restated First Lien Credit Agreement, dated as of April 9, 2020, among the Company, the lenders party thereto, the issuing banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and (ii) the Amended and Restated Second Lien Credit Agreement, dated as of March 7, 2018, among the Company, the lenders party thereto, Deutsche Bank Trust Company Americas, as Collateral Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent, each as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of this Supplemental Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of the Notes at the time outstanding).

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company, all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

SECTION 1.04. Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.07(a)
“Applicable Premium”	Exhibit 1
“Bankruptcy Law”	6.01
“Change of Control Offer”	4.08(b)
“Change of Control Payment Date”	4.08(b)(3)
“covenant defeasance option”	8.01(b)
“Custodian”	6.01
“Definitive Notes”	Appendix A
“Depository”	Appendix A
“Event of Default”	6.01
“Global Notes Legend”	Appendix A
“Global Notes”	Appendix A
“Initial Lien”	4.09
“legal defeasance option”	8.01(b)
“Offer”	4.06(c)
“Offer Amount”	4.06(d)(3)
“Offer Period”	4.06(d)(3)
“Paying Agent”	2.03
“Purchase Date”	4.06(d)(2)
“Registrar”	2.03
“Reversion Date”	4.12(b)
“Securities Act”	Appendix A

Term	Defined in Section
“Securities Custodian”	Appendix A
“Specified Courts”	11.15
“Successor Company”	5.01(a)(1)
“Successor Guarantor”	5.01(c)(1)
“Suspended Covenants”	4.12(a)
“Suspension Date”	4.12(a)
“Suspension Period”	4.12(b)

SECTION 1.05. Incorporation by Reference of Trust Indenture Act. This Supplemental Indenture is subject to the mandatory provisions of the TIA which are incorporated by reference in and made a part of this Supplemental Indenture. The following TIA terms have the following meanings:

“Commission” means the SEC;

“indenture securities” means the Notes and the Subsidiary Guarantees;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Supplemental Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the indenture securities means the Company, each Subsidiary Guarantor and any other obligor on the indenture securities.

All other TIA terms used in this Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.06. Rules of Construction. Unless the context otherwise requires:

(1)	a term has the meaning assigned to it;

(2)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)	“or” is not exclusive;

(4)	“including” means including without limitation;

(5)	words in the singular include the plural and words in the plural include the singular;

(6)	unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(7)	secured Indebtedness shall not be deemed to be subordinate or junior to any other secured Indebtedness merely because it has a junior priority with respect to the same collateral;

(8)

the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(9)

the principal amount of any Preferred Stock shall be (A) the maximum liquidation value of such Preferred Stock or (B) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and

(10)	all references to the date the Notes were originally issued shall refer to the Closing Date.

ARTICLE 2

The Notes

SECTION 2.01. Form and Dating. Provisions relating to the Notes are set forth in Appendix A attached hereto (“Appendix A”) which is hereby incorporated in, and expressly made part of, this Supplemental Indenture. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit 1 to this Supplemental Indenture, which is hereby incorporated in and expressly made a part of this Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Appendix A and Exhibit 1 are part of the terms of this Supplemental Indenture. The Notes shall be issuable only in registered form without interest coupons and only in denominations of $2,000 and whole multiples of $1,000 in excess thereof.

SECTION 2.02. Execution and Authentication. Two Officers shall sign the Notes for the Company by manual signature, which may be provided to the Trustee by facsimile or electronically, in portable document format (“PDF”).

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Supplemental Indenture.

The Trustee shall authenticate and make available for delivery Notes as set forth in Appendix A.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Supplemental Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.03. Registrar and Paying Agent. (a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents; provided, however, that so long as Wells Fargo Bank, N.A. shall be the Trustee, without the consent of the Trustee, there shall be no more than one Registrar or Paying Agent. The term “Paying Agent” includes any additional paying agent.

The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Supplemental Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Supplemental Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any Wholly Owned Subsidiary incorporated or organized within the United States of America may act as Paying Agent, Registrar, co-registrar or transfer agent.

The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by this Supplemental Indenture. The Registrar need not register transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or any Notes for a period of 15 days before an interest payment date. The Holder of a Note may be treated as the owner of such Note for all purposes.

(b) The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes and Securities Custodian with respect to the Global Notes. The Company has entered into a letter of representations with DTC in the form provided by DTC, and the Trustee and each such agent are hereby authorized to act in accordance with such letter and Applicable Procedures.

(c) The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above.

(d) Except as the Company and the Trustee may otherwise agree, the Company shall promptly file with the Trustee by each January 15th a written notice specifying the amount of the original issue discount accrued on the Notes for the previous calendar year for which original issue discount reporting is required, including daily rates and accrual periods, and such other information relating to original issue discount as may be required under the Code and applicable regulations, as amended from time to time.

(e) The Company shall be responsible for making calculations called for under the Notes and this Supplemental Indenture, including but not limited to determination of interest, redemption price, Applicable Premium, premium, if any, and any additional amounts or other amounts payable on the Notes. The Company will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Company will provide a schedule of its calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification. The Trustee shall forward the Company’s calculations to any Holder of the Notes upon the written request of such Holder.

SECTION 2.04. Paying Agent To Hold Money in Trust. Prior to each due date of the principal of and interest on any Note, the Company shall deposit with the Paying Agent (or if the Company or a Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of Holders entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee of any default by the Company in making any such payment. If the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.05. Lists of Holders of Notes. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If neither the Trustee nor an Affiliate of the Trustee is the Registrar, the Company shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.06. Transfer and Exchange. (a) The Notes shall be issued in registered form and shall be transferable only in compliance with Appendix A and upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Supplemental Indenture and Section 8-401(1) of the Uniform Commercial Code are met. When Notes are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met.

(b) To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section. The Company shall not be required to make and the Registrar need not register transfers or exchanges of Notes selected for redemption in accordance with the terms of this Supplemental Indenture (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or any Notes for a period of 15 days before an interest payment date.

Prior to the due presentation for registration of transfer of any Note, the Company, the Subsidiary Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to paragraph 2 of the Notes) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, any Subsidiary Guarantor, the Trustee, the Paying Agent, or the Registrar shall be affected by notice to the contrary.

Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Supplemental Indenture shall evidence the same Indebtedness and shall be entitled to the same benefits under this Supplemental Indenture as the Notes surrendered upon such transfer or exchange.

SECTION 2.07. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Subsidiary Guarantors, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional Obligation of the Company. The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.08. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 11.06, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Supplemental Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09. Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Company, without charge to the Holder.

SECTION 2.10. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver a certificate of such cancellation to the Company upon request. The Trustee shall retain all canceled securities in accordance with its standard procedures (subject to the record retention requirements of the Exchange Act). The Company may not issue new Notes to replace

Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of cancelled Notes other than pursuant to the terms of this Supplemental Indenture.

SECTION 2.11. Defaulted Interest. If the Company defaults in a payment of interest on the Notes, the Company shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or send or cause to be mailed or sent to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.12. CUSIP Numbers and ISINs. The Company in issuing the Notes may use “CUSIP” numbers and ISINs (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers and ISINs in notices as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice (including a notice of redemption) and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice or notice of redemption shall not be affected by any defect in or omission of such numbers.

SECTION 2.13. Issuance of Additional Notes. After the Closing Date, the Company shall be entitled, subject to its compliance, at the time of and after giving effect to such issuance, with Section 4.03 and Section 4.09, to issue Additional Notes under this Supplemental Indenture, which Notes shall have identical terms as the Notes issued on the Closing Date, other than with respect to the date of issuance and issue price; provided that any such Additional Notes will be treated, for U.S. Federal income tax purposes, as fungible with the Notes. All the Notes issued under this Supplemental Indenture (including any Additional Notes) shall be treated as a single class for all purposes of this Supplemental Indenture, including in respect of any amendment, waiver, other modification or optional redemption by the Company.

With respect to any Additional Notes, the Company shall set forth in an Officers’ Certificate, a copy of which shall be delivered to the Trustee (along with a copy of the resolutions of the Board of Directors authorizing the Additional Notes), the following information:

(1)    the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture and the provision of Section 4.03 that the Company is relying on to issue such Additional Notes; and

(2)    the issue price, the issue date, the CUSIP number and ISIN of such Additional Notes.

ARTICLE 3

Redemption

SECTION 3.01. Notices to Trustee. If the Company elects to redeem Notes pursuant to paragraph 6 of the Notes, it shall notify the Trustee in writing of the redemption date, the redemption price (or manner of calculation if not then known), the principal amount of Notes to be redeemed and the paragraph of the Notes pursuant to which the redemption will occur. If the redemption price is not known at the time such notice is to be given, the actual redemption price calculated as described in the terms of the Notes will be set forth in an Officers’ Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

The Company shall give each notice to the Trustee provided for in this Section at least 45 days before the redemption date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate to the effect that such redemption will comply with the conditions herein. Any such notice may be cancelled by the Company at any time prior to notice of such redemption being mailed (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically) to any Holder and shall thereby be void and of no effect unless the Trustee has sent the notice of redemption pursuant to Section 3.03 below.

SECTION 3.02. Selection of Notes to Be Redeemed. If fewer than all the Notes are to be redeemed, the Trustee, subject to the procedures of DTC, shall select the Notes to be redeemed pro rata or by lot or by a method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee in its sole discretion shall deem to be fair and appropriate. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal amount of Notes that have denominations larger than $2,000. Notes and portions of them the Trustee selects shall be in principal amounts of $2,000 or whole multiples of $1,000 in excess thereof. Provisions of this Supplemental Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.03. Notice of Redemption. At least 15 days but not more than 60 days before a date for redemption of Notes, the Company, or the Trustee (at the request of the Company, pursuant to the terms set forth below), shall mail a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder’s registered address (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send such notice electronically). Any notice of redemption may be conditioned on the satisfaction of one or more conditions precedent. The Company shall provide written notice to the Trustee prior to the close of business two Business Days prior to the redemption date (or such shorter period as may be acceptable to the Trustee) if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

The notice shall identify the Notes to be redeemed and shall state:

(1)    the redemption date;

(2)    the redemption price;

(3)    the name and address of the Paying Agent;

(4)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(5)    if fewer than all the outstanding Notes are to be redeemed, the identification and principal amounts of the particular Notes to be redeemed;

(6)    that, unless the Company defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(7)    that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN, if any, listed in such notice or printed on the Notes; and

(8)    if the notice of redemption is conditioned on the satisfaction of one or more conditions precedent, a description of such condition or conditions precedent.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Officers’ Certificate delivered to the Trustee pursuant to the second paragraph of Section 3.01 requests that the Trustee give such notice and attaches a form of such notice setting forth the information to be stated therein as provided in the preceding paragraph.

SECTION 3.04. Effect of Notice of Redemption. Once notice of redemption is mailed to Holders (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically), Notes called for redemption shall, subject to any condition precedent set forth in such notice, become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date if the redemption date is after a regular record date and on or prior to the interest payment date). Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.05. Deposit of Redemption Price. Prior to 11:00 a.m., New York City time, on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption which have been delivered by the Company to the Trustee for cancellation. Interest shall cease to accrue on Notes or portions thereof called for redemption on and after the date the Company has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Supplemental Indenture.

SECTION 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered, or such amount shall be transferred by book-entry.

ARTICLE 4

Covenants

SECTION 4.01. Payment of Notes. The Company shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Supplemental Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Supplemental Indenture money sufficient to pay all principal and interest then due.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02. SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, the Company shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company to its public shareholders generally. The Company also shall comply with the other provisions of Section 314(a) of the TIA. Delivery of such reports, information and documents to the Trustee hereunder is for informational purposes only and the Trustee’s receipt of such reports, information and documents does not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder or under the Notes (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates or certificates delivered pursuant to Section 4.13). Notwithstanding the foregoing, if the Company has filed the reports and information referred to in this Section 4.02 with the SEC via the EDGAR filing system (or any successor thereto) and such reports and information are publicly available, then the Company will be deemed to have provided and furnished such reports and information to the Trustee and the Holders in satisfaction of the requirements to “provide” and “furnish” such applicable reports or information as set forth in this Section 4.02. The Trustee shall not be obligated to (i) monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with its covenants hereunder or with respect to any reports or other documents filed by the Company with the SEC, the EDGAR filing system (or any successor thereto) or any website, or (ii) participate in any conference calls.

SECTION 4.03. Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto and the application of the proceeds therefrom the Consolidated Coverage Ratio would be greater than 2.0:1.0.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(1)

(x) U.S. Bank Indebtedness in an aggregate principal amount not to exceed the greater of (A) $3,500,000,000, less the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness in satisfaction of the Company’s or any Restricted Subsidiary’s obligations under Section 4.06 and (B) the sum of (i) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries plus (ii) 80% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries (other than any accounts receivable pledged, sold or otherwise transferred or encumbered by the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction), in each case, as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC and (y) European Bank Indebtedness in an aggregate principal amount not to exceed €1,000,000,000; provided, however, that the amount of Indebtedness that may be Incurred pursuant to this clause (1) shall be reduced by any amount of Indebtedness Incurred and then outstanding pursuant to the election provision of clause (10)(A)(ii) below;

(2)

Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

(3)

Indebtedness (A) represented by the Notes (not including any Additional Notes) and the Subsidiary Guarantees, (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above), and (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a);

(4)

(A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) or (ii) the Consolidated Coverage Ratio immediately after giving effect to such Incurrence and acquisition would be greater than such ratio immediately prior to such transaction and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

(5)

Indebtedness (A) in respect of performance bonds, bankers’ acceptances, bank guarantees, letters of credit, surety or appeal bonds or similar credit transactions entered into by the Company or any Restricted Subsidiary in the ordinary course of business, and (B) Hedging Obligations entered into in the ordinary course of business to hedge risks with respect to the Company’s or a Restricted Subsidiary’s interest rate, currency or raw materials pricing exposure and not entered into for speculative purposes;

(6)

Purchase Money Indebtedness, Finance Lease Obligations and Attributable Debt and Refinancing Indebtedness in respect thereof in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (6) and then outstanding, will not exceed the greater of

(A) $800,000,000 and (B) 5.0% of Consolidated assets of the Company as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC;

(7)	Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction;

(8)

Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of a Financial Officer’s becoming aware of its Incurrence;

(9)

any Guarantee (other than the Subsidiary Guarantees) by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Company or such Restricted Subsidiary is permitted under the terms of this Supplemental Indenture (other than Indebtedness Incurred pursuant to clause (4) above);

(10) (A)

Indebtedness of Foreign Subsidiaries in an aggregate principal amount that, when added to all other Indebtedness Incurred pursuant to this clause (10)(A) and then outstanding, will not exceed (i) $2,000,000,000 plus (ii) any amount then permitted to be Incurred pursuant to clause (1) above that the Company instead elects to Incur pursuant to this clause (10)(A); and

(B)	Indebtedness of Foreign Subsidiaries Incurred in connection with a Qualified Receivables Transaction in an amount not to exceed €600,000,000 at any one time outstanding;

(11)	Indebtedness constituting unsecured Indebtedness or Secured Indebtedness in an amount not to exceed $1,300,000,000 and Refinancing Indebtedness in respect thereof; and

(12)

Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, will not exceed $150,000,000.

(c) For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this Section 4.03:

(1)	outstanding Indebtedness Incurred pursuant to any of the Credit Agreements prior to or on the Closing Date shall be deemed to have been Incurred pursuant to clause (1) of paragraph (b) above;

(2)

Indebtedness permitted by this Section 4.03 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(3)

in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 4.03, the Company, in its sole discretion, shall classify such Indebtedness (or any portion thereof) as of the time of Incurrence and will only be required to include the amount of such Indebtedness in one of such clauses (provided that any Indebtedness originally classified as Incurred pursuant to Sections 4.03(b)(2) through (b)(12) may later be reclassified as having been Incurred pursuant to Section 4.03(a) or any other of Sections 4.03(b)(2) through (b)(12) to the extent that such reclassified Indebtedness could be Incurred pursuant to Section 4.03(a) or one of Sections 4.03(b)(2) through (b)(12), as the case may be, if it were Incurred at the time of such reclassification).

(d) For purposes of determining compliance with any U.S. dollar or euro denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent or Euro Equivalent, as the case may be, determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars or euros, as the case may be, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars or euros will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent or Euro Equivalent, as appropriate, of the Indebtedness Refinanced determined on the date of the Incurrence of such Indebtedness, except to the extent that (1) such U.S. Dollar Equivalent or Euro Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the immediately preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent or Euro Equivalent, as appropriate, of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

SECTION 4.04. Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make any Restricted Payment, if at the time the Company or such Restricted Subsidiary makes any Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company could not Incur at least $1.00 of additional Indebtedness under Section 4.03(a); or

(3)

the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by a Financial Officer of the Company, whose determination will be conclusive) declared or made subsequent to the Reference Date would exceed the sum, without duplication, of:

(i)

50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Reference Date occurs to the end of the most recent fiscal quarter for which financial statements have been filed with the SEC prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

(ii)

100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Reference Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Reference Date;

(iii)

the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s Consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Reference Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Reference Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and

(iv)

an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case realized by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The provisions of Section 4.04(a) shall not prohibit:

(1)    any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent such sale to such an employee stock ownership plan or trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that:

(A)	such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments under Section 4.04(a)(3), and

(B)	the Net Cash Proceeds from such sale applied in the manner set forth in Section 4.04(b)(1) shall be excluded from the calculation of amounts under Section 4.04(a)(3)(ii);

(2)    any prepayment, repayment or Purchase for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, other Subordinated

Obligations or Indebtedness Incurred under Section 4.03(a); provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)    dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

(4)    any Purchase for value of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Purchases for value will not exceed $10,000,000 in any calendar year; provided further, however, that any of the $10,000,000 permitted to be applied for Purchases under this Section 4.04(b)(4) in a calendar year (and not so applied) may be carried forward for use in the following two calendar years; provided further, however, that such Purchases for value shall be excluded in the calculation of the amount of Restricted Payments;

(5)    so long as no Default has occurred and is continuing, payments of dividends on Disqualified Stock issued after the Reference Date pursuant to Section 4.03; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

(6)    repurchases of Capital Stock deemed to occur upon the vesting or exercise of stock options, restricted stock or similar equity awards, if such Capital Stock represents a portion of the exercise price of such stock options, restricted stock or similar equity awards or the withholding tax related thereto; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7)    so long as no Default has occurred and is continuing, any prepayment, repayment or Purchase for value of Subordinated Obligations of the Company or any Subsidiary Guarantor from Net Available Cash to the extent permitted under Section 4.06; provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments;

(8)    payments to holders of Capital Stock (or to the holders of Indebtedness that is convertible into or exchangeable for Capital Stock upon such conversion or exchange) in lieu of the issuance of fractional shares; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(9)    any Restricted Payment in an amount which, when taken together with all Restricted Payments made after the Reference Date pursuant to this Section 4.04(b)(9), does not exceed $800,000,000; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments; or

(10)    any Restricted Payment so long as at the time of such Restricted Payment and immediately after giving effect thereto, the Company’s Consolidated Net Leverage Ratio does not exceed 3.75 to 1.00; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

SECTION 4.05. Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)    pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

(2)    make any loans or advances to the Company; or

(3)    transfer any of its property or assets to the Company,

except:

(A)	any encumbrance or restriction pursuant to applicable law, rule, regulation or order or an agreement in effect at or entered into on the Closing Date;

(B)

any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(C)

any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in Section 4.05(3)(A) or Section 4.05(3)(B) or this Section 4.05(3)(C) or contained in any amendment to an agreement referred to in Section 4.05(3)(A) or Section 4.05(3)(B) or this Section 4.05(3)(C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

(D)	in the case of Section 4.05(3), any encumbrance or restriction:

(i)

that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract; or

(ii)

contained in mortgages, pledges and other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(E)

with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(F)

any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Entity or any other party to a Qualified Receivables Transaction in connection with a Qualified Receivables Transaction; provided, however, that such restrictions apply only to such Receivables Entity or such other party, as applicable;

(G)

purchase money obligations for property acquired in the ordinary course of business and Finance Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.05(3);

(H)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

(I)	restrictions on cash or other deposits or net worth imposed by customers, suppliers or, in the ordinary course of business, other third parties; and

(J)	with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness, or any agreement pursuant to which such Indebtedness was issued, if:

(i)	the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, or

(ii)

at the time such Indebtedness is Incurred, such encumbrance or restriction is not expected to materially affect the Company’s ability to make principal or interest payments on the Notes, as determined in good faith by a Financial Officer of the Company, whose determination shall be conclusive.

SECTION 4.06. Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1)    the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition;

(2)    at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Additional Assets; and

(3)    an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(A)

first, to the extent the Company elects (or is required by the terms of any applicable Indebtedness) (i) to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Senior Indebtedness of the Company or a Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor or (ii) to cause any loan commitment that is available to be drawn under the applicable credit facility and to be Incurred under this Supplemental Indenture and that when drawn would constitute Secured Indebtedness, to be permanently reduced by the amount of Net Available Cash, in each case, other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock, within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)

second, to acquire Additional Assets (or otherwise to make capital expenditures), in each case within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(C)

third, to the extent of the balance of such Net Available Cash after application in accordance with Section 4.06(a)(3)(A) and Section 4.06(a)(3)(B), to make an Offer (as defined in Section 4.06(c)) to purchase Notes pursuant to and subject to the conditions set forth in Section 4.06(c); provided, however, that if the Company elects (or is required by the terms of any other Senior Indebtedness), such Offer may be made ratably to purchase the Notes and any Senior Indebtedness of the Company; and

(D)

fourth, to the extent of the balance of such Net Available Cash after application in accordance with Sections 4.06(a)(3)(A), 4.06(a)(3)(B) and 4.06(a)(3)(C), for any general corporate purpose permitted by the terms of this Supplemental Indenture;

provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to Section 4.06(a)(3)(A) or Section 4.06(a)(3)(C), the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Notwithstanding the foregoing provisions of this Section 4.06(a)(3), the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this Section 4.06 except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this Section 4.06 exceeds $25,000,000. Pending application of Net Available Cash pursuant to this Section 4.06, such Net Available Cash may be used or invested in any manner that is not prohibited by this Supplemental Indenture.

(b) For the purposes of this covenant, the following are deemed to be cash:

(1)    the assumption of Indebtedness or other obligations of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or obligations in connection with such Asset Disposition;

(2)    any Designated Non-cash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Non-cash Consideration received pursuant to this clause and then outstanding, does not exceed at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of (1) $200,000,000 and (2) 1.5% of the total Consolidated assets of the Company as shown on the most recent balance sheet of the Company filed with the SEC;

(3)    securities, notes or similar obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash; and

(4)    Temporary Cash Investments.

(c) In the event of an Asset Disposition that requires the purchase of Notes pursuant to Section 4.06(a)(3)(C), the Company shall be required (i) to purchase Notes tendered pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in Section 4.06(d) and (ii) to purchase other Senior Indebtedness of the Company on the terms and to the extent contemplated thereby; provided that in no event shall the Company offer to purchase such Senior Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (without premium) or, unless otherwise provided for in such Senior Indebtedness, the accreted amount, if issued with original issue discount, plus accrued and unpaid interest thereon. If the aggregate purchase price of Notes (and Senior Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes (and other Senior Indebtedness), the Company shall apply the remaining Net Available Cash in accordance with Section 4.06(a)(3)(D). The Company shall not be required to make an Offer for Notes (and Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in Section 4.06(a)(3)(A) and Section 4.06(a)(3)(B)) is less than $25,000,000 for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(d) (1) If the aggregate purchase price of Notes (and other Senior Indebtedness) tendered pursuant to the Offer exceeds the Net Available Cash allotted to their purchase, the Company shall select the Notes (and other Senior Indebtedness) to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or whole multiples of $1,000 in excess thereof, and other Senior Indebtedness in denominations of $1,000, or integral multiples thereof, shall be purchased).

(2)    Promptly, and in any event within 10 days after the Company becomes obligated to make an Offer, the Company shall deliver to the Trustee and send, by first-class mail to each Holder (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically), a written notice stating that the Holder may elect to have his Notes purchased by the Company either in whole or in part (subject to prorating as described in Section 4.06(d)(1) in the event the Offer is oversubscribed) in minimum denominations of $2,000 of principal amount and whole multiples of $1,000 in excess thereof at the applicable purchase price. The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the “Purchase Date”).

(3)    Not later than the date upon which written notice of an Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers’ Certificate as to (A) the amount of the Offer (the “Offer Amount”), including information as to any other Senior Indebtedness included in the Offer for repurchase, (B) the allocation of the Net Available Cash from the Asset Dispositions pursuant to which such Offer is being made and (C) the compliance of such allocation with the provisions of Section 4.06(a) and (c). By 11:00 a.m. New York City time on the Purchase Date, the Company shall irrevocably deposit with the Trustee or with a Paying Agent (or, if the Company or a Subsidiary is acting as Paying Agent, segregate and hold in trust) an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section 4.06. If the Offer includes other Senior Indebtedness, the deposit described in the preceding sentence may be made with any other paying agent pursuant to arrangements satisfactory to the Trustee.    Upon the expiration of the period for which the Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Notes or portions thereof which have been properly tendered to and are to be accepted by the Company. The Trustee shall, on the Purchase Date if funds have been provided to the Trustee for such purpose, mail or deliver payment (or cause the delivery of payment) to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Notes delivered by the Company to the Trustee is less than the Offer Amount applicable to the Notes, the Trustee shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with this Section 4.06.

(4)    Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice (or, with respect to Global Notes, pursuant to Applicable Procedures) at least three Business Days prior to the Purchase Date. A Holder shall be entitled to withdraw its election if the Trustee or the Company receives not later than one Business Day prior to the Purchase Date, a letter (or, in the case of the Trustee, a facsimile or electronic transmission) setting forth the name of such Holder, the principal amount of the Note which was delivered for purchase by such Holder and a statement that such Holder is withdrawing its election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(5)    At the time the Company delivers Notes to the Trustee which are to be accepted for purchase, the Company shall also deliver an Officers’ Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this Section 4.06. A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

(e) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this Section 4.06. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.06, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.06 by virtue thereof.

SECTION 4.07. Limitation on Transactions with Affiliates. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1)    that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate,

(2)    that, in the event such Affiliate Transaction involves an aggregate amount in excess of $25,000,000,

(A)	are set forth in writing, and

(B)	have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and,

(3)    that, in the event such Affiliate Transaction involves an amount in excess of $75,000,000, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b) The provisions of Section 4.07(a) will not prohibit:

(1)    any Restricted Payment permitted to be paid pursuant to Section 4.04,

(2)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, incentive compensation plans, stock options and stock ownership plans approved by the Board of Directors,

(3)    the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors,

(4)    loans or advances to employees in the ordinary course of business of the Company,

(5)    the payment of reasonable fees and compensation to, or the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers and employees of the Company and its Restricted Subsidiaries in the ordinary course of business,

(6)    any transaction between or among any of the Company, any Restricted Subsidiary or any joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity,

(7)    the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company,

(8)    any agreement as in effect on the Closing Date and described in the Prospectus or in the Company’s SEC filings as filed on or prior to the Closing Date, or any renewals, extensions or amendments of any such agreement (so long as such renewals, extensions or amendments are not less favorable in any material respect to the Company or its Restricted Subsidiaries) and the transactions evidenced thereby,

(9)    transactions with customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of this Supplemental Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management thereof, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party, or

(10)    any transaction effected as part of a Qualified Receivables Transaction.

SECTION 4.08. Change of Control Triggering Event. (a) Upon the occurrence of a Change of Control Triggering Event, each Holder shall have the right to require the Company to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with Section 4.08(b).

(b) Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”), stating:

(1)    that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)    the circumstances and relevant facts and financial information regarding such Change of Control Triggering Event;

(3)    the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or sent) (the “Change of Control Payment Date”); and

(4)    the instructions determined by the Company, consistent with this Section 4.08, that a Holder must follow in order to have its Notes purchased.

The notice of the Change of Control Offer, if mailed or sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c) The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.08 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if the Notes have been or are called for redemption by the Company prior to it being required to deliver notice of the Change of Control Offer, and thereafter redeems all Notes called for redemption in accordance with the terms set forth in the redemption notice for such redemption.

(d) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this Section 4.08. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.08 by virtue thereof.

(e) On the Change of Control Payment Date, all Notes purchased by the Company under this Section 4.08 shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

SECTION 4.09. Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

SECTION 4.10. Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(A)	the Company or such Restricted Subsidiary would be entitled to:

(i)	Incur Indebtedness with respect to such Sale/Leaseback Transaction pursuant to Section 4.03; and

(ii)	create a Lien on such property securing such Indebtedness without equally and ratably securing the Notes pursuant to Section 4.09;

(B)	the gross proceeds payable to the Company or such Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(C)	the transfer of such property is permitted by, and, if applicable, the Company applies the proceeds of such transaction in compliance with, Section 4.06.

SECTION 4.11. Future Subsidiary Guarantors. The Company shall cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or of any Subsidiary Guarantor (provided, however, that the outstanding principal amount of such Indebtedness of the Company and of such Subsidiary Guarantors, in the aggregate, exceeds $100,000,000) to become a Subsidiary Guarantor in respect of the Notes and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in Exhibit 2 hereto pursuant to which such Subsidiary shall Guarantee payment of the Notes. Each Subsidiary Guarantee shall be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 4.12. Fall Away of Certain Covenants. (a) Following the first day (the “Suspension Date”) that:

(1)    the Notes have an Investment Grade Rating from at least two of the Rating Agencies, and

(2)    no Default has occurred and is continuing hereunder with respect to the Notes,

the Company and its Restricted Subsidiaries will not be subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.11 and Section 5.01(a)(3) (collectively, the “Suspended Covenants”). In addition, the Company may elect to suspend the Subsidiary Guarantees during any Suspension Period.

(b) In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing and on any subsequent date (the “Reversion Date”) both (1) one or more of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating resulting in the Notes no longer having an Investment Grade Rating from at least two of the Rating Agencies and (2) the terms of any other debt securities of the Company or any of its Restricted Subsidiaries then outstanding include previously suspended covenants (that are substantially the same as the Suspended Covenants described in this Supplemental Indenture) that have become applicable upon a substantially concurrent reversion as a result of substantially the same ratings withdrawal or downgrade with respect to such debt securities (provided, however, that the aggregate principal amount then outstanding of such debt securities exceeds $100,000,000), then the Company and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events and the Subsidiary Guarantees shall be reinstated (for the avoidance of doubt, it is understood and agreed that the “Suspended Covenants” as defined in each of the 2015 Euro Indenture, the 2015 Indenture and the 2016 Indenture are substantially the same as the Suspended Covenants described in this Supplemental Indenture). The period of time between the Suspension Date and the Reversion Date is referred to herein as the “Suspension Period.”

(c) Notwithstanding that the Suspended Covenants may be reinstated, no Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Company shall not designate any Subsidiary to be an Unrestricted Subsidiary unless the Company would have been permitted to designate such Subsidiary to be an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

(d) On the Reversion Date, all Indebtedness Incurred during the Suspension Period shall be classified to have been Incurred pursuant to Section 4.03 (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 4.03(a) or Section 4.03(b), such Indebtedness shall be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under Section 4.03(b)(3)(B). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 shall be made as though Section 4.04 had been in effect since the Closing Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period shall reduce the amount available to be made as Restricted Payments under Section 4.04(a) and the items specified in Section 4.04(a)(3) shall increase the amount available to be made under Section 4.04(a). For purposes of determining compliance with Section 4.06(a) and Section 4.06(b), the Net Available Cash from all Asset Dispositions not applied in accordance with Section 4.06 shall be deemed to be reset to zero after the Reversion Date. For purposes of determining compliance with Section 4.06(c), the amount of Net Available Cash carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition shall be deemed to be reset to zero after the Reversion Date.

(e) In addition, without causing a Default or Event of Default, the Company and the Restricted Subsidiaries may honor any contractual commitments to take actions after a Reversion Date as long as such contractual commitments were entered into during a Suspension Period and not in anticipation of the Notes no longer having an Investment Grade Rating from at least two of the Rating Agencies.

(f) The Company shall provide written notice signed by an Officer to the Trustee of the occurrence of any Suspension Date or Reversion Date and of any election made pursuant to this Section 4.12; provided that the failure to provide such notice shall not affect the operation of this Section 4.12 or the Company’s rights hereunder. The Trustee shall have no obligation to independently determine or verify if such events have occurred or to notify the Holders of any Suspension Date or Reversion Date.

SECTION 4.13. Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company a certificate signed by a Financial Officer complying with TIA § 314(a)(4) stating (i) that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made with a view to determining whether the Company and the Subsidiary Guarantors have fulfilled their obligations under this Supplemental Indenture and (ii) that, to the knowledge of such Financial Officer, no Default or Event of Default occurred during such period (or, if a Default or Event of Default hereunder shall have occurred, describing all such Defaults or Events of Default hereunder of which such Financial Officer may have knowledge and what action the Company has taken, is taking and/or proposes to take with respect thereto).

SECTION 4.14. Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Supplemental Indenture.

ARTICLE 5

Successor Company

SECTION 5.01. When Company May Merge or Transfer Assets. (a) The Company shall not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one or a series of related transactions, to any Person, unless:

(1)    the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and this Supplemental Indenture;

(2)    immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)    immediately after giving effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness under Section 4.03(a) or (B) the Consolidated Coverage Ratio for the Successor Company would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4)    the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Supplemental Indenture.

(b) The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Supplemental Indenture, and the predecessor Company, other than in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(c) The Company shall not permit any Subsidiary Guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets, in one or a series of related transactions, to any Person, unless:

(1)    except in the case of a Subsidiary Guarantor (i) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (ii) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (the “Successor Guarantor”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof, the District of Columbia or any other jurisdiction under which such Subsidiary Guarantor was organized, and such Person (if not such Subsidiary Guarantor) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

(2)    immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

(3)    the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Supplemental Indenture.

(d) Notwithstanding the foregoing:

(1)    any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor; and

(2)    the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction within the United States of America, any state thereof or the District of Columbia to realize tax or other benefits.

ARTICLE 6

Defaults and Remedies

SECTION 6.01. Events of Default. An “Event of Default” occurs if:

(1)    the Company defaults in any payment of interest on any Note when the same becomes due and payable, and such default continues for 30 days;

(2)    the Company defaults in the payment of principal of any Note when the same becomes due and payable at its Stated Maturity, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise;

(3)    the Company or any Subsidiary Guarantor fails to comply with its obligations under Section 5.01;

(4)    the Company or any Restricted Subsidiary fails to comply with Section 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11 or 4.12 (in each case, other than a failure to purchase Notes) and such failure continues for 30 days after the notice from the Trustee or the Holders specified below;

(5)    the Company or any Restricted Subsidiary fails to comply with its covenants or agreements with respect to such Notes contained in this Supplemental Indenture (other than those referred to in clauses (1), (2), (3) or (4) above) and such failure continues for 60 days after the notice from the Trustee or the Holders specified below;

(6)    the Company or any Restricted Subsidiary fails to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $100,000,000 or its foreign currency equivalent;

(7)	the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)	commences a voluntary case;

(B)	consents to the entry of an order for relief against it in an involuntary case;

(C)	consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D)	makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(8)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Company or any Significant Subsidiary in an involuntary case;

(B)	appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(C)	orders the winding up or liquidation of the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(9)    any final and nonappealable judgment or decree (not covered by insurance) for the payment of money in excess of $100,000,000 or its foreign currency equivalent (treating any deductibles, self-insurance or retention as not so covered) is rendered against the Company or a Significant Subsidiary and such final judgment or decree remains outstanding and is not satisfied, discharged or waived within a period of 60 days following such judgment; or

(10)    any Subsidiary Guarantee by any Subsidiary Guarantor that is a Significant Subsidiary or a group of Subsidiary Guarantors which collectively (as of the then most recent audited consolidated financial statements of the Company) would constitute a Significant Subsidiary, in each case, ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any such Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under this Supplemental Indenture or any Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice specified below.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether such Event of Default is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Notwithstanding the foregoing, a default under Section 6.01(4), 6.01(5), 6.01(6), 6.01(9) or 6.01(10) shall not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee of the default and the Company or the Restricted Subsidiary, as applicable, does not cure such default within any applicable time specified in Section 6.01(4), 6.01(5), 6.01(6), 6.01(9) or 6.01(10) hereof after receipt of such notice.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any Event of Default under Section 6.01(6) or 6.01(10) and any event which with the giving of notice or the lapse of time would become an Event of Default under Section 6.01(4), 6.01(5) or 6.01(9), its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(7) or 6.01(8) with respect to the Company) occurs and is continuing, the Trustee by notice to the Company or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default specified in Section 6.01(7) or 6.01(8) with respect to the Company occurs, the principal of and accrued but unpaid interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of at least a majority in principal amount of the outstanding Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. Promptly following any such rescission, the Company shall pay all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Supplemental Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.04. Waiver of Past Defaults. The Holders of at least a majority in principal amount of the outstanding Notes by notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note, (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to this Supplemental Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05. Control by Majority. The Holders of at least a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Supplemental Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders), subject to Section 7.01, or that would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Subject to Section 7.01, if an Event of Default has occurred and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Supplemental Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense, including by way of pre-funding, which might be incurred by it in compliance with such request or direction.

SECTION 6.06. Limitation on Suits. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Supplemental Indenture or the Notes unless:

(1)    the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(2)    the Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)    such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)    the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)    the Holders of at least a majority in principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

A Holder may not use this Supplemental Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Supplemental Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or 6.01(2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

SECTION 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

SECTION 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.07;

SECOND: to Holders for amounts due and unpaid on the Notes for principal and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest respectively; and

THIRD: to the Company.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Company shall mail or send to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Supplemental Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Notes.

SECTION 6.12. Waiver of Stay or Extension Laws. The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Supplemental Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

Trustee

SECTION 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Supplemental Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1)    the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Supplemental Indenture, the Notes and the Subsidiary Guarantees and no implied covenants or obligations shall be read into this Supplemental Indenture against the Trustee; and

(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Supplemental Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Supplemental Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own wilful misconduct, except that:

(1)    this paragraph does not limit the effect of paragraph (b) of this Section;

(2)    the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Every provision of this Supplemental Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) No provision of this Supplemental Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(h) Every provision of this Supplemental Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.

SECTION 7.02. Rights of Trustee. (a) The Trustee may rely on any document (whether in its original, facsimile or electronic form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel, or on any written notice, request, order or instruction from the Company signed by an Officer.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute wilful misconduct or negligence.

(e) The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Supplemental Indenture and the Notes, including any Opinion of Counsel, shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel, including any Opinion of Counsel.

(f) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(g) The Trustee shall not be bound to ascertain or inquire as to the performance or observance of any covenants, conditions, or agreements on the part of the Company, except as otherwise set forth herein, but the Trustee may require of the Company full information and advice as to the performance of the covenants, conditions and agreements contained herein.

(h) The permissive rights of the Trustee to do things enumerated in this Supplemental Indenture shall not be construed as a duty and, with respect to such permissive rights, the Trustee shall not be answerable for other than its negligence or willful misconduct.

(i) Except for a default under Sections 6.01(1)or (2) hereof, the Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Trust Officer shall have received from the Company or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding written notice thereof at its address set forth in Section 11.02 hereof, and such notice references the Notes and this Supplemental Indenture. In the absence of any such notice, the Trustee may conclusively assume that no Default or Event of Default exists.

(j) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Supplemental Indenture at the request or direction of any of the Holders pursuant to this Supplemental Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder.

(l) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or other unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(m) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to furnish the Trustee with Officers’ Certificates, written notices, requests, orders or instructions from the Company and any other matters or directions pursuant to this Supplemental Indenture.

(n) In no event shall the Trustee be responsible or liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture or the Notes or the Subsidiary Guarantees, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Supplemental Indenture or the Prospectus or in any other document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be accountable for the Company’s use of any money paid to the Company or upon the Company’s direction under any provision of this Supplemental Indenture and it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee. The Trustee shall not be bound to ascertain or inquire as to the performance or observance of any covenants, conditions, or agreements on the part of the Company or the Subsidiary Guarantors but the Trustee may require full information and advice as to the performance of the aforementioned covenants. Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes or the Subsidiary Guarantees. Neither the Trustee nor any Paying Agent (other than the Company or a Subsidiary if such Person is acting as Paying Agent) shall be responsible for (x) monitoring the Company’s rating status, making any request upon any Rating Agency, or determining whether any rating event based upon any Change of Control Triggering Event or any other rating of the Notes by any Rating Agency has occurred or (y) determining whether any Asset Disposition has occurred and whether any Offer with respect to the Notes is required as a result thereof.

SECTION 7.05. Notice of Defaults. If a Default occurs and is continuing and is actually known to a Trust Officer, the Trustee shall mail or deliver to each Holder notice of the Default within 90 days after it is actually known to a Trust Officer. Except in the case of a Default in the payment of principal of or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders.

SECTION 7.06. Reports by Trustee to Holders. At the expense of the Company, as promptly as practicable after each January 1 beginning with January 1, 2021, and in any event prior to March 1 in each such year, the Trustee shall mail or send to each Holder a brief report dated as of such January 1 that complies with TIA § 313(a). The Trustee also shall comply with TIA § 313(b).

A copy of each report at the time of its mailing or sending to Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Company agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.07. Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its services as shall be agreed to in writing from time to time by the Company and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company shall indemnify the Trustee, its agents, representatives, officers, directors, employees and attorneys against any and all loss, liability or expense (including reasonable compensation and expenses, disbursements and advances of the Trustee’s counsel) incurred by it in connection with the administration of this trust and the performance of its duties or in connection with the exercise or performance of any of its rights or powers hereunder. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall provide reasonable cooperation in such defense. The Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel reasonably acceptable to the Company, provided, however, that the Company shall not be required to pay such fees and expenses if the Company assumes such defense unless there is a conflict of interest between the Company and the Trustee in connection with such defense as determined by Trustee in consultation with counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith as finally adjudicated by a court of competent jurisdiction.

To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Company’s payment obligations pursuant to this Section shall survive the resignation or removal of the Trustee and the discharge of this Supplemental Indenture. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(7) or (8) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law. “Trustee” for the purposes of this Section 7.07 shall include any predecessor Trustee and each Paying Agent and Registrar; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

SECTION 7.08. Replacement of Trustee. The Trustee may resign at any time by so notifying the Company. The Holders of at least a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company shall remove the Trustee if:

(1)    the Trustee fails to comply with Section 7.10;

(2)    the Trustee is adjudged bankrupt or insolvent;

(3)    a receiver or other public officer takes charge of the Trustee or its property; or

(4)    the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Company or by the Holders of at least a majority in principal amount of the outstanding Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Supplemental Indenture. The successor Trustee shall mail or send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA Section 310(b), any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Supplemental Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such

Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Supplemental Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA § 310(a). The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11. Preferential Collection of Claims Against Company. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

ARTICLE 8

Discharge of Supplemental Indenture; Defeasance

SECTION 8.01. Discharge of Liability on Notes; Defeasance. (a) When (1) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 2.07) for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing or giving of a notice of redemption pursuant to Article 3 hereof and, in the case of clause (2), the Company irrevocably deposits with the Trustee funds or U.S. Government Obligations (or any combination thereof) sufficient to pay at maturity or upon redemption all outstanding Notes, including premium, if any, and interest thereon to maturity or such redemption date (other than Notes replaced pursuant to Section 2.07), and if in either case the Company pays all other sums payable under this Supplemental Indenture by the Company, then this Supplemental Indenture shall, subject to Section 8.01(c), cease to be of further effect; provided, however, that if U.S. Government Obligations are deposited, the Company shall deliver to the Trustee a certificate from a nationally recognized investment bank, appraisal firm or firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be. Upon satisfaction of the above conditions, the Trustee shall acknowledge satisfaction and discharge of this Supplemental Indenture.

(b) Subject to Sections 8.01(c) and 8.02, the Company at any time may terminate (1) all its obligations under the Notes and this Supplemental Indenture with respect to any Notes (“legal defeasance option”) or (2) its obligations under

Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12 and 5.01 and the operation of Sections 6.01(3), 6.01(4), 6.01(5), 6.01(6), 6.01(7), 6.01(8), 6.01(9) and 6.01(10) (but, in the case of Sections 6.01(7) and (8), with respect only to Significant Subsidiaries) (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(3), 6.01(4), 6.01(5), 6.01(6), 6.01(7), 6.01(8), 6.01(9) or 6.01(10) (but, in the case of Sections 6.01(7) and (8), with respect only to Significant Subsidiaries) or because of the failure of the Company to comply with Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12 or 5.01. In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

Upon satisfaction of the conditions set forth herein and upon request of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel complying with Section 11.04, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c) Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 7.07 and 7.08 and in this Article 8 shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 7.07, 8.04 and 8.05 shall survive.

SECTION 8.02. Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(1)    the Company irrevocably deposits in trust with the Trustee money in U.S. Dollars in an amount sufficient or U.S. Government Obligations, the principal of and interest on which shall be sufficient, or a combination thereof sufficient to pay the principal of, premium (if any) and interest in respect of the Notes to redemption or maturity, as the case may be;

(2)    the Company delivers to the Trustee a certificate from a nationally recognized investment bank, appraisal firm or firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

(3)    91 days pass after the deposit is made and during the 91-day period no Default specified in Sections 6.01(7) or (8) with respect to the Company occurs which is continuing at the end of the period;

(4)    the deposit does not constitute a default under any other material agreement binding on the Company;

(5)    the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(6)    in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of this Supplemental Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(7)    in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred.

Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article 3.

SECTION 8.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from U.S. Government Obligations, as the case may be, through the Paying Agent and in accordance with this Supplemental Indenture to the payment of principal of and interest on the Notes.

SECTION 8.04. Repayment to Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them at any time.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years. After any such payment, Holders entitled to the money must look to the Company for payment as general creditors, and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

SECTION 8.05. Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and each Subsidiary Guarantor’s obligations under this Supplemental Indenture and each Subsidiary Guarantee with respect to such Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9

Amendments

SECTION 9.01. Without Consent of Holders. The Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes without notice to or consent of any Holder:

(1)    to cure any ambiguity, omission, defect or inconsistency, as set forth in an Officers’ Certificate;

(2)    to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under this Supplemental Indenture in compliance with Article 5;

(3)    to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for Federal income tax purposes;

(4)    to add Guarantees with respect to the Notes or to confirm and evidence the release, termination or discharge of any Guarantee when such release, termination or discharge is permitted under this Supplemental Indenture;

(5)    to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

(6)    to make any change that does not adversely affect the rights of any Holder in any material respect, subject to the provisions of this Supplemental Indenture, as set forth in an Officers’ Certificate;

(7)    to make any amendment to the provisions of this Supplemental Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that (A) compliance with this Supplemental Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law, and (B) such amendment does not materially affect the rights of Holders to transfer Notes;

(8)    to provide for the issuance of Additional Notes in accordance with the terms of this Supplemental Indenture;

(9)    to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA;

(10)    to convey, transfer, assign, mortgage or pledge as security for the Notes any property or assets in accordance with Section 4.09; or

(11)    conform any provision of this Supplemental Indenture or the Notes to the “Description of Notes” in the Prospectus.

For the avoidance of doubt, nothing in this Supplemental Indenture shall be construed to require any consent of any Holder to amend or supplement the Base Indenture in any manner that does not relate to the Notes.

After an amendment under this Section becomes effective, the Company shall mail or send to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

For the avoidance of doubt, the Subsidiary Guarantors shall not be required to sign any amendment or supplemental indenture hereto pursuant to which a Subsidiary becomes a Subsidiary Guarantor as contemplated by Section 4.11.

SECTION 9.02. With Consent of Holders. (a) The Company, the Subsidiary Guarantors and the Trustee may amend the Indenture (as it relates to the Notes) or the Notes with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for such Notes). Any existing Default or compliance with any provisions of the Indenture with respect to the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class, subject to the restrictions of Section 6.04 and this Section 9.02. Notwithstanding the foregoing, without the consent of each Holder affected thereby, an amendment or waiver may not:

(1)    reduce the amount of Notes whose Holders must consent to an amendment;

(2)    reduce the rate of or extend the time for payment of interest on any Note;

(3)    reduce the principal of or extend the Stated Maturity of any Note;

(4)    reduce the premium payable upon the redemption of any Note or change the time at which such Note may be redeemed pursuant to Article 3 hereto or paragraph 6 of the Notes;

(5)    make any Note payable in money other than that stated in such Note;

(6)    impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)    make any change in Section 6.04 or 6.07 or the third sentence of this Section 9.02(a); or

(8)    make any change in, or release other than in accordance with this Supplemental Indenture, any Subsidiary Guarantee that would adversely affect the Holders.

(b) It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section becomes effective, the Company shall mail or send to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.03. Compliance with Trust Indenture Act. Every amendment or supplement to this Supplemental Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 9.04. Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Supplemental

Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.06. Trustee To Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Supplemental Indenture.

SECTION 9.07. Payment for Consent. Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Supplemental Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE 10

Subsidiary Guarantees

SECTION 10.01. Guarantees. (a) Each Subsidiary Guarantor hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of all of the Guaranteed Obligations of such Subsidiary Guarantor, jointly with the other Subsidiary Guarantors and severally. Each of the Subsidiary Guarantors further agrees that its Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any such Guaranteed Obligation. Each of the Subsidiary Guarantors waives presentment to, demand of payment from and protest to the Company or any Subsidiary Guarantor of any of its Guaranteed Obligations, and also waives notice of acceptance of its guarantee, notice of protest for nonpayment and all similar formalities.

(b) Each of the Subsidiary Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Trustee or any Holder to any security held for the payment of its Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Trustee or any Holder in favor of the Company.

(c) Except for (x) termination of a Subsidiary Guarantor’s obligations hereunder, (y) suspension of a Subsidiary Guarantor’s obligations hereunder pursuant to Section 4.12 or (z) a release of such Subsidiary Guarantor pursuant to Section 10.06, to the fullest extent permitted by applicable law, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations of such Subsidiary Guarantor or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, the obligations of each Subsidiary Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Trustee or any Holder to assert any claim or demand or to enforce any right or remedy under the provisions of this Supplemental Indenture or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Supplemental Indenture or any other agreement, including with respect to any other Subsidiary Guarantor under this Supplemental Indenture; (iii) any default, failure or delay, wilful or otherwise, in the performance of the Guaranteed Obligations of such Subsidiary Guarantor; or (iv) any other act or omission that may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Guaranteed Obligations of such Guarantor).

(d) To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense based on or arising out of any defense of the Company or any other Subsidiary Guarantor or the unenforceability of the Guaranteed Obligations of such Subsidiary Guarantor or any part thereof from any cause, or the cessation from any cause of the liability of the Company or any other Subsidiary Guarantor, other than the indefeasible payment in full in cash of all the Guaranteed Obligations of such Subsidiary Guarantor. The Trustee may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Company or any Subsidiary Guarantor or exercise any other right or remedy available to them against the Company or any Subsidiary Guarantor, in each case without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder except to the extent the Guaranteed Obligations of such Subsidiary Guarantor have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against the Company or any other Subsidiary Guarantor, as the case may be.

(e) Each of the Subsidiary Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation of such Subsidiary Guarantor is rescinded or must otherwise be restored by the Trustee upon the bankruptcy or reorganization of the Company, any other Subsidiary Guarantor or otherwise.

SECTION 10.02. Limitation on Liability. Any term or provision of this Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Supplemental Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 10.03. Successors and Assigns. This Article 10 shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the successors, transferees and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Supplemental Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Supplemental Indenture.

SECTION 10.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

SECTION 10.05. Modification. No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06. Release of Subsidiary Guarantor. A Subsidiary Guarantor shall be released from its obligations under this Article 10 (other than any obligation that may have arisen under Section 10.07):

(1)    upon the sale (including any sale pursuant to any exercise of remedies by a holder of Indebtedness of the Company or of such Subsidiary Guarantor) or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor;

(2)    upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor;

(3)    upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Supplemental Indenture;

(4)    unless there is an existing Event of Default on the date the Subsidiary Guarantee would be released, at such time and for so long as such Subsidiary Guarantor does not Guarantee (other than a Guarantee that will be released upon the release of the applicable Subsidiary Guarantee) any Indebtedness of the Company or another Subsidiary Guarantor (other than Indebtedness of the Company or other Subsidiary Guarantors the outstanding principal amount of which, in the aggregate, does not exceed $100,000,000);

(5)    at any time during a Suspension Period if the Company provides an Officers’ Certificate to the Trustee stating that the Company elects to have such Subsidiary Guarantor released from this Article 10; or

(6)    upon the exercise by the Company of its legal defeasance option or its covenant defeasance option or if the Obligations of the Company under this Supplemental Indenture and the Notes are discharged pursuant to Article 8;

provided, however, that in the case of clauses (1) and (2) above, (i) such sale or other disposition is made to a Person other than the Company or a Subsidiary of the Company, (ii) such sale or disposition is otherwise permitted by this Supplemental Indenture and (iii) the Company complies with its obligations under Section 4.06.

At the request of the Company, and upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel each stating that all conditions provided for in this Supplemental Indenture to the release of a Subsidiary Guarantor from its Subsidiary Guarantee have been complied with, the Trustee shall execute and deliver an appropriate instrument evidencing such release (it being understood that the failure to obtain any such instrument shall not impair any release pursuant to this Section 10.06).

SECTION 10.07. Contribution. Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Supplemental Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE 11

Miscellaneous

SECTION 11.01. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the TIA, the required provision shall control.

SECTION 11.02. Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail addressed as follows or, other than in the case of notices or communications to the Company or the Subsidiary Guarantors, transmitted by facsimile transmission or other means of unsecured electronic transmission to the following:

if to the Company or any Subsidiary Guarantor:

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Attention of Treasurer

if to the Trustee:

Wells Fargo Bank, N.A.

333 South Grand Avenue

Fifth Floor, Suite 5A

MAC: N9300-060

Los Angeles, California 90071

Attention: Corporate Trust Services

Fax: (213) 253-7598

The Company, any Subsidiary Guarantor or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed. With respect to Global Notes, any notice or communication to a Holder may, to the extent permitted or required by applicable DTC procedures or regulations, be sent electronically.

Failure to mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or sent in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 11.03. Communication by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Supplemental Indenture or the Notes. The Company, any Subsidiary Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 11.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Supplemental Indenture, the Company shall furnish to the Trustee:

(1)    an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Supplemental Indenture relating to the proposed action have been complied with; and

(2)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with (provided, however, that such counsel may rely as to matters of fact on Officers’ Certificates), except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Supplemental Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

SECTION 11.05. Statements Required in Certificate or Opinion. Each certificate (other than a certificate delivered pursuant to Section 4.13) or opinion with respect to compliance with a covenant or condition provided for in this Supplemental Indenture shall include:

(1)    a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)    a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)    a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 11.06. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 11.07. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 11.08. Legal Holidays. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 11.09. Governing Law; Jury Trial Waiver. (a) This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

(b) EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES, THE SUBSIDIARY GUARANTEES OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

SECTION 11.10. No Recourse Against Others. A director, officer, employee or shareholder, as such, of the Company or any Subsidiary Guarantor shall not have any liability for any obligations of the Company under the Notes or this Supplemental Indenture or of such Subsidiary Guarantor under its Subsidiary Guarantee or this Supplemental Indenture, or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 11.11. Successors. All agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 11.12. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture by manual signature, which may be provided by facsimile or electronically, with PDF. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 11.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 11.14. Ratification of Base Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 11.15. Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Supplemental Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

SECTION 11.16. U.S.A. Patriot Act. The Company and the Subsidiary Guarantors acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

THE GOODYEAR TIRE & RUBBER COMPANY

By:	/s/ Christina L. Zamarro
Name:	Christina L. Zamarro
Title:	Vice President, Finance and Treasurer

Signature Page to Seventh Supplemental Indenture

WELLS FARGO BANK, N.A., as Trustee,

By:	/s/ Gregory S. Clarke
Name:	Gregory S. Clarke
Title:	Vice President

Signature Page to Seventh Supplemental Indenture

SUBSIDIARY GUARANTORS

CELERON CORPORATION

By:	/s/ Evan M. Scocos
Name:	Evan M. Scocos
Title:	Vice President and Controller

DIVESTED COMPANIES HOLDING COMPANY

By:	/s/ Evan M. Scocos
Name:	Evan M. Scocos
Title:	Vice President and Controller

By:	/s/ Daniel T. Young
Name:	Daniel T. Young
Title:	Secretary

DIVESTED LITCHFIELD PARK PROPERTIES, INC.

By:	/s/ Evan M. Scocos
Name:	Evan M. Scocos
Title:	Vice President and Controller

By:	/s/ Daniel T. Young
Name:	Daniel T. Young
Title:	Secretary

Signature Page to Seventh Supplemental Indenture

GOODYEAR CANADA INC.

By:	/s/ Samuel M. Pillow
Name:	Samuel M. Pillow
Title:	President

By:	/s/ Frank Lamie
Name:	Frank Lamie
Title:	Secretary

GOODYEAR EXPORT INC.

By:	/s/ Evan M. Scocos
Name:	Evan M. Scocos
Title:	Vice President and Controller

GOODYEAR FARMS, INC.

By:	/s/ Evan M. Scocos
Name:	Evan M. Scocos
Title:	Vice President and Controller

GOODYEAR INTERNATIONAL CORPORATION

By:	/s/ Evan M. Scocos
Name:	Evan M. Scocos
Title:	Vice President and Controller

Signature Page to Seventh Supplemental Indenture

GOODYEAR WESTERN HEMISPHERE CORPORATION

By:	/s/ Evan M. Scocos
Name:	Evan M. Scocos
Title:	Vice President and Controller

RABEN TIRE CO., LLC

By: THE GOODYEAR TIRE & RUBBER COMPANY, its sole member

By:	/s/ Christina L. Zamarro
Name:	Christina L. Zamarro
Title:	Vice President, Finance and Treasurer

T&WA, Inc.

By:	/s/ Evan M. Scocos
Name:	Evan M. Scocos
Title:	Vice President Finance

Signature Page to Seventh Supplemental Indenture

APPENDIX A

PROVISIONS RELATING TO NOTES

1.    Definitions

1.1    Definitions

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Note that does not include the Global Notes Legend.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Global Notes Legend” means the legend set forth under that caption in Exhibit 1 to this Supplemental Indenture.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.

1.2    Other Definitions

Term: Defined in Section:
“Agent Members”	2.1	(c)
“Global Note”	2.1	(b)

2.    The Notes

2.1    Form and Dating

(a) The Notes issued on the date hereof will be offered and sold by the Company pursuant to the Prospectus. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time in accordance with applicable law.

(b) Global Notes. Notes shall be issued initially in the form of one or more permanent global securities in definitive, fully registered form (each, a “Global Note”) without interest coupons and bearing the Global Notes Legend which shall be deposited on behalf of the purchasers of Notes represented thereby with the Securities Custodian, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as provided in this Supplemental Indenture. The aggregate principal amount of any Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee and on the schedules thereto as hereinafter provided.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 and pursuant to an order of the Company signed by one Officer, authenticate and deliver one or more Global Notes that (i) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (ii) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as Securities Custodian.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Supplemental Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as Securities Custodian or under such Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Definitive Notes. Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes.

2.2    Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by one Officer original Notes for original issue on the date hereof in an aggregate principal amount of $600,000,000, and subject to the terms of this Supplemental Indenture, Additional Notes in an unlimited aggregate principal amount; provided that the Trustee shall be entitled to receive an Officers’ Certificate and an Opinion of Counsel of the Company addressing such matters as the Trustee may reasonably request in connection with such authentication of such Notes. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated. Notwithstanding anything to the contrary in this Appendix A or otherwise in this Supplemental Indenture, any issuance of Additional Notes after the Closing Date shall be in a principal amount of at least $2,000.

2.3    Transfer and Exchange. (a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i)    to register the transfer of such Definitive Notes; or

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(ii)    to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with written instructions directing the Trustee to make, or to direct the Securities Custodian to make, an adjustment on its books and records with respect to the applicable Global Note to reflect an increase in the aggregate principal amount of the Notes represented by such Global Note, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Securities Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Securities Custodian, the aggregate principal amount of Notes represented by such Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in such Global Note equal to the principal amount of the Definitive Note so canceled. If no applicable Global Notes are then outstanding and the applicable Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, a new applicable Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes. The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository in accordance with this Supplemental Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(i)    If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of

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the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(ii)    Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository, or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(d) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Depository to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the Schedule of Increases and Decreases on such Global Note and on the books and records of the Trustee (if it is then the Securities Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Securities Custodian, to reflect such reduction.

(e) Obligations with Respect to Transfers and Exchanges of Notes.

(i)    To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii)    No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 2.06, 3.06, 4.06, 4.08 and 9.05 of this Supplemental Indenture).

(iii)    Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)    All Notes issued upon any transfer or exchange pursuant to the terms of this Supplemental Indenture shall evidence the same debt and shall be entitled to the same benefits under this Supplemental Indenture as the Notes surrendered upon such transfer or exchange.

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(v) In connection with any proposed transfer or exchange of Notes, each transferring or exchanging Holder shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on such information and shall have no responsibility to verify or ensure the accuracy of such information.

(f) No Obligation of the Trustee.

(i)    The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes or any other act or omission of the Depository. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository, subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among the Depository, participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4     Definitive Notes

(a) A Global Note deposited with the Depository or with the Trustee as Securities Custodian pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depository notifies the Company that it is

5

unwilling or unable to continue as a Depository for such Global Note or if at any time the Depository ceases to be a “clearing agency” registered under the Exchange Act and, in either case, a successor Depository is not appointed by the Company within 120 days of such notice or after the Company becomes aware of such cessation, or (ii) the Depository so requests, or any beneficial owner thereof requests such exchange in writing delivered through the Depository in either case, following an Event of Default under this Supplemental Indenture or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under this Supplemental Indenture. In connection with any proposed transfer or exchange of a Global Note for a Definitive Note, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $2,000 and whole multiples of $1,000 in excess thereof and registered in such names as the Depository shall direct.

(c) Subject to the provisions of Section 2.4(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members to take any action which a Holder is entitled to take under this Supplemental Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Company will promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

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EXHIBIT 1

[FORM OF FACE OF SECURITY]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[OID Legend]

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE ISSUE PRICE OF EACH SECURITY IS $[    ] PER $1,000 OF PRINCIPAL AMOUNT, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT IS    $[    ], THE ISSUE DATE IS [    ], [    ] AND THE INITIAL YIELD TO MATURITY OF THIS SECURITY IS [    ]%.

No.

$

9.500% Senior Note due 2025

CUSIP No.

ISIN No.

THE GOODYEAR TIRE & RUBBER COMPANY, an Ohio corporation, promises to pay to Cede & Co., or registered assigns, the principal sum [of $            ] [listed on the Schedule of Increases or Decreases in Global Note attached hereto]1 on May 31, 2025.

Interest Payment Dates: May 31 and November 30, commencing November 30, 2020

Record Dates: May 15 or November 15

[1]	Use the Schedule of Increases and Decreases language if Note is in Global Form.

2

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

THE GOODYEAR TIRE & RUBBER COMPANY,

by
Name:	Christina L. Zamarro
Title:	Vice President, Finance and Treasurer

by
Name:	Daniel T. Young
Title:	Secretary

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WELLS FARGO BANK, N.A.,

as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

*/

If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit 1 captioned “TO BE ATTACHED TO GLOBAL NOTES - SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE”.

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[FORM OF REVERSE SIDE OF SECURITY]

9.500% Senior Note due 2025

1. Interest

THE GOODYEAR TIRE & RUBBER COMPANY, an Ohio corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company shall pay interest semi-annually on May 31 and November 30 of each year, commencing on November 30, 2020. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from May 18, 2020 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2. Method of Payment

The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on May 15 or November 15 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor Depository. The Company will make all payments in respect of a certificated Note (including principal, premium, if any, and interest), at the office of the Paying Agent, except that, at the option of the Company, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States of America if such Holder has elected payment by wire transfer by providing written wire instructions to the Trustee or the Paying Agent on or after the Closing Date but, in any event, no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, Wells Fargo Bank, N.A., a national banking association (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar upon written notice to such Paying Agent or Registrar and to the Trustee. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

4. Indenture

The Company issued the Notes under an Indenture dated as of August 13, 2010 (the “Base Indenture”), as supplemented by the Seventh Supplemental Indenture, dated as of May 18, 2020 (the “Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Supplemental Indenture and those made part of the Supplemental Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Supplemental Indenture (the “TIA”). Terms defined in the Supplemental Indenture and not defined herein have the meanings ascribed thereto in the Supplemental Indenture. The Notes are subject to all terms and provisions of the Supplemental Indenture, and Holders (as defined in the Supplemental Indenture) are referred to the Supplemental Indenture and the TIA for a statement of such terms and provisions. To the extent any provision of this Note conflicts with the express provisions of the Supplemental Indenture, the provisions of the Supplemental Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Company. This Note is one of the Notes referred to in the Supplemental Indenture. The Supplemental Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, sell assets, including shares of capital stock of Restricted Subsidiaries, enter into or permit certain transactions with Affiliates and create or incur Liens. The Supplemental Indenture also imposes limitations on the ability of the Company and each Subsidiary Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

Following the first day (the “Suspension Date”) that (i) the Notes have an Investment Grade Rating from at least two of the Rating Agencies, and (ii) no Default with respect to the Notes has occurred and is continuing under the Supplemental Indenture, the Company and its Restricted Subsidiaries will not be subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.11 and Section 5.01(a)(3) (collectively, the “Suspended Covenants”) of the Supplemental Indenture with respect to the Notes. In addition, upon and following the Suspension Date, the Company may elect to suspend the Subsidiary Guarantees with respect to the Notes. Upon and following any Reversion Date, the Company and its Restricted Subsidiaries shall again be subject to the Suspended Covenants with respect to the Notes with respect to future events and the Subsidiary Guarantees with respect to the Notes shall be reinstated.

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5. Guarantee

The payment by the Company of the principal of, and premium and interest on, the Notes is fully and unconditionally guaranteed on a joint and several senior unsecured basis by each Subsidiary Guarantor to the extent set forth in the Supplemental Indenture. The precise terms of the Guarantee of the Notes and the Guaranteed Obligations of the Subsidiary Guarantors with respect to the Notes are expressly set forth in Article 10 of the Supplemental Indenture.

6. Optional Redemption

Except as set forth below in this paragraph 6 the Company will not be entitled to redeem the Notes.

On and after May 31, 2022, the Company may redeem the Notes, in whole or in part, on not less than 15 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12 month period commencing on May 31 of the years set forth below:

Year	Redemption Price
2022	104.750%
2023	102.375%
2024 and thereafter	100.000%

In addition, prior to May 31, 2022, the Company may, on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings, at a redemption price equal to 109.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that (1) at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding after giving effect to any such redemption and (2) any such redemption by the Company is made within 180 days after the closing of such Equity Offering and is made in accordance with certain procedures set forth in the Supplemental Indenture.

In addition, prior to May 31, 2022, the Company may at its option redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption

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must be mailed by first-class mail to each Holder’s registered address (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically), not less than 15 nor more than 60 days prior to the redemption date. With respect to any such redemption, the Company shall notify the Trustee of the Applicable Premium promptly after it is calculated by the Company and the Trustee shall not be responsible for such calculation.

Any notice of redemption may be conditioned on the satisfaction of one or more conditions precedent. The Company shall provide written notice to the Trustee prior to the close of business two Business Days prior to the redemption date (or such shorter period as may be acceptable to the Trustee) if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on May 31, 2022 (such redemption price being described in the second paragraph in this section exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such Note through May 31, 2022 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after May 31, 2022, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case of (1) and (2), plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to May 31, 2022 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to May 31, 2022.

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“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or if not possible, such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means one of the Reference Treasury Dealers selected by the Company.

“Reference Treasury Dealer” means Goldman Sachs & Co. LLC and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government Obligation securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

7. Sinking Fund

The Notes are not subject to any sinking fund.

8. Notice of Redemption

At least 15 days but not more than 60 days before the redemption date, notice of redemption will be mailed by first-class mail to each Holder of Notes to be redeemed at his, her or its registered address (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, such notice shall be sent electronically). Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

9. Purchase of Notes at the Option of Holders

Upon a Change of Control Triggering Event, any Holder of Notes will have the right, subject to certain conditions specified in the Supplemental Indenture, to cause the Company to purchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Supplemental Indenture.

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In accordance with Section 4.06 of the Supplemental Indenture, the Company will be required to offer to purchase Notes upon the occurrence of certain events.

10. Denominations; Transfer; Exchange

The Notes are in registered form without interest coupons in denominations of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Supplemental Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Supplemental Indenture. The Registrar need not register transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or any Notes for a period of 15 days before an interest payment date.

11. Persons Deemed Owners

Except as provided in paragraph 2 hereof, the registered Holder of this Note may be treated as the owner of it for all purposes.

12. Unclaimed Money

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years. After any such payment, Holders entitled to the money must look to the Company for payment as general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

13. Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Notes and the Supplemental Indenture with respect to the Notes if the Company deposits with the Trustee money or U.S. Government Obligations (or any combination thereof) for the payment of principal of, and interest and premium, if any, on, the Notes to redemption, or maturity, as the case may be.

14. Amendment, Waiver

Subject to certain exceptions set forth in the Supplemental Indenture, (i) the Indenture (as it relates to the Notes) or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the Notes then

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outstanding voting as a single class and (ii) any existing Default or compliance with any provisions of the Indenture with respect to the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class.

Subject to certain exceptions set forth in the Supplemental Indenture, without notice to or consent of any Holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes (i) to cure any ambiguity, omission, defect or inconsistency, as set forth in an Officers’ Certificate; (ii) to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Supplemental Indenture in compliance with Article 5 of the Supplemental Indenture; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for Federal income tax purposes; (iv) to add Guarantees with respect to the Notes or to confirm and evidence the release, termination or discharge of any Guarantee when such release, termination or discharge is permitted under the Supplemental Indenture; (v) to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company in the Supplemental Indenture; (vi) to make any change that does not adversely affect the rights of any Holder of Notes in any material respect, subject to the provisions of the Supplemental Indenture, as set forth in an Officers’ Certificate; (vii) to make any amendment to the provisions of the Supplemental Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that (A) compliance with the Supplemental Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law, and (B) such amendment does not materially affect the rights of Holders to transfer Notes; (viii) to provide for the issuance of Additional Notes in accordance with the terms of the Supplemental Indenture; (ix) to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA; (x) to convey, transfer, assign, mortgage or pledge as security for the Notes any property or assets in accordance with Section 4.09 of the Supplemental Indenture; or (xi) to conform any provision of the Supplemental Indenture or the Notes to the “Description of Notes” in the Prospectus.

15. Defaults and Remedies

An “Event of Default” with respect to the Notes occurs if: (i) the Company defaults in any payment of interest on any Note when the same becomes due and payable, and such default continues for 30 days; (ii) the Company defaults in the payment of principal of any Note when the same becomes due and payable at its Stated Maturity, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise; (iii) the Company or any Subsidiary Guarantor fails to comply with its obligations under Section 5.01 of the Supplemental Indenture; (iv) the Company or any Restricted Subsidiary fails to comply with Section 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11 or 4.12 of the Supplemental Indenture (in each case, other than a failure to purchase Notes) and such failure continues for 30 days after the notice from the

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Trustee or the Holders specified below; (v) the Company or any Restricted Subsidiary fails to comply with its covenants or agreements with respect to such Notes contained in the Supplemental Indenture (other than those referred to in clauses (i), (ii), (iii) or (iv) above) and such failure continues for 60 days after the notice from the Trustee or the Holders specified below; (vi) the Company or any Restricted Subsidiary fails to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $100,000,000 or its foreign currency equivalent; (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary under Section 6.01(7) or Section 6.01(8) of the Supplemental Indenture occur; (viii) any final and nonappealable judgment or decree (not covered by insurance) for the payment of money in excess of $100,000,000 or its foreign currency equivalent (treating any deductibles, self-insurance or retention as not so covered) is rendered against the Company or a Significant Subsidiary and such final judgment or decree remains outstanding and is not satisfied, discharged or waived within a period of 60 days following such judgment; or (ix) any Subsidiary Guarantee by any Subsidiary Guarantor that is a Significant Subsidiary or a group of Subsidiary Guarantors which collectively (as of the then most recent audited consolidated financial statements of the Company) would constitute a Significant Subsidiary, in each case, with respect to the Notes ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any such Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under the Supplemental Indenture or any Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice specified below.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether such Event of Default is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Notwithstanding the foregoing, a default under clause (iv), (v), (vi), (viii) or (ix) above shall not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee of the default and the Company or the Restricted Subsidiary, as applicable, does not cure such default within any applicable time specified in clause (iv), (v), (vi), (viii) or (ix) above after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company under Section 6.01(7) or Section 6.01(8) of the Supplemental Indenture) occurs and is continuing, the Trustee by notice to the Company or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company under Section 6.01(7) or Section 6.01(8) of the Supplemental Indenture occurs,

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the principal of and accrued but unpaid interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of at least a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

16. Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17. No Recourse Against Others

A director, officer, employee or shareholder, as such, of the Company or any Subsidiary Guarantor shall not have any liability for any obligations of the Company under the Notes or the Supplemental Indenture or of such Subsidiary Guarantor under its Subsidiary Guarantee or the Supplemental Indenture, or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

18. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

19. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20. Governing Law; Jury Trial Waiver

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

BY ACCEPTING THIS NOTE, THE HOLDER HEREOF IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY

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LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, THE SUPPLEMENTAL INDENTURE, THE SUBSIDIARY GUARANTEES OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

21. CUSIP Numbers and ISINs

The Company has caused CUSIP numbers and ISINs to be printed on the Notes and has directed the Trustee to use CUSIP numbers and ISINs in notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice or notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note. Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

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[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[            ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control Triggering Event) of the Supplemental Indenture, check the box:

Asset Sale  ☐     Change of Control Triggering Event  ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.06 or 4.08 of the Supplemental Indenture, state the amount ($2,000 or whole multiples of $1,000 in excess thereof):

$

Date:	Your Signature:

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

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EXHIBIT 2

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of                , among [GUARANTOR] (the “New Guarantor”), a subsidiary of THE GOODYEAR TIRE & RUBBER COMPANY (or its successor), an Ohio corporation (the “Company”), the Company and WELLS FARGO BANK, N.A., a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company and the subsidiary guarantors party thereto (the “Existing Guarantors”) have heretofore executed and delivered to the Trustee the seventh supplemental indenture dated as of May 18, 2020 (the “Seventh Supplemental Indenture”) to the Indenture dated as of August 13, 2010 (the “Base Indenture”, and together with the Seventh Supplemental Indenture, the “Indenture”), providing for the issuance of the Company’s 9.500% Senior Notes due 2025 (the “Notes”), initially in the aggregate principal amount of $600,000,000.

WHEREAS Section 4.11 of the Seventh Supplemental Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Company’s obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Seventh Supplemental Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all Existing Guarantors, to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Seventh Supplemental Indenture and to be bound by all other applicable provisions of the Indenture with respect to the Notes and of the Notes themselves.

2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture with respect to the Notes only is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture with respect to the Notes only for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture by manual signature, which may be provided by facsimile or electronically, with PDF. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR],

by
Name:
Title:

THE GOODYEAR TIRE & RUBBER COMPANY,

by
Name:
Title:

WELLS FARGO BANK, N.A., as Trustee,

by
Name:
Title:

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